Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RXI PHARMACEUTICALS CORPORATION,
DIAMONDBACK ACQUISITION CORP.,
APTHERA, INC.
AND
ROBERT E. KENNEDY,
IN HIS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE
March 31, 2011

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2
1.1 Specific Definitions	2
1.2 Definitional Provisions	12

ARTICLE 2 THE MERGER; CONVERSION OF SHARES	13
2.1 The Merger	13
2.2 Effective Time	13
2.3 Conversion of Shares	13
2.4 Dissenting Shares	14
2.5 Exchange of Company Common Stock	14
2.6 Exchange of Merger Subsidiary Common Stock	17
2.7 Company Stock Purchase Rights	17
2.8 Escrow; Reimbursement Fund	17
2.9 Assignment of Escrow	18
2.10 Certificate of Incorporation and Bylaws of the Surviving Corporation	18
2.11 Directors and Officers of the Surviving Corporation	18
2.12 Required Withholding	18

ARTICLE 3 CLOSING	18
3.1 Time and Place	18
3.2 Filings at the Closing	18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	19
4.1 Listing of Certain Assets and Data	19
4.2 Organization	21
4.3 Authorization	22
4.4 Capitalization	22
4.5 Financial Statements	23
4.6 Absence of Undisclosed Liabilities	23
4.7 Consents and Approvals	23
4.8 Compliance with Laws	24
4.9 Litigation	28
4.10 Absence of Material Adverse Changes	28
4.11 Taxes	28
4.12 Contracts	29
4.13 Intellectual Property Rights	30
4.14 Assets	31
4.15 Accounts Receivable	31
4.16 Inventories	31
4.17 [Reserved]	32
4.18 Insurance Policies	32
4.19 Labor Agreements	32
4.20 Benefit Plans	32
4.21 Contracts with Related Parties	34
4.22 Relations with Certain Parties	34
4.23 Product Liability Claims	34

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4.24 Product Candidate Registration Files	34
4.25 Environmental Matters	34
4.26 Business and Marketing Plans	35
4.27 Absence of Certain Business Practices	35
4.28 Minute Books	35
4.29 No Finders	35
4.30 State Takeover Laws	35
4.31 HSR Act	35
4.32 Brokers’ and Finders’ Fees	35
4.33 Disclosure	35

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY	36
5.1 Corporate Existence and Authorization	36
5.2 Non-Contravention; Necessary Consents	37
5.3 Capitalization	37
5.4 Litigation	38
5.5 Parent Reports	38
5.6 Compliance with Legal Requirements	39
5.7 Merger Subsidiary	40

ARTICLE 6 COVENANTS	40
6.1 Conduct of Business of the Company	40
6.2 Conduct of Business by Parent	42
6.3 Access and Information; Confidentiality	43
6.4 Third Party Consents	44
6.5 Expenses	44
6.6 No Solicitation or Negotiation	44
6.7 Further Actions	45
6.8 Regulatory Approvals	46
6.9 Certain Notifications	46
6.10 Company Stock Purchase Rights	46
6.11 Company Stockholder Approval	46
6.12 Company Stockholder Materials	48
6.13 Indemnification of Company Officers and Directors	49
6.14 Operations After Effective Time	50
6.15 Registration Rights	50
6.16 FIRPTA Compliance/Tax Matters	50
6.17 Press Releases and Public Announcements	50
6.18 Debt Conversion Agreements; Permitted Liabilities	50
6.19 Tax Matters	51

ARTICLE 7 CLOSING CONDITIONS	53
7.1 Conditions to Obligations of Parent, Merger Subsidiary, and the Company	53
7.2 Conditions to Obligations of Parent and Merger Subsidiary	54
7.3 Conditions to Obligations of the Company	55

ARTICLE 8 TERMINATION AND ABANDONMENT	56
8.1 Termination	56

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8.2 Effect of Termination	57

ARTICLE 9 INDEMNIFICATION	57
9.1 Indemnification of Parent and Merger Subsidiary	57
9.2 Indemnification by Parent	58
9.3 Indemnification Claims	59
9.4 Limitations	60
9.5 Exclusive Remedy	61
9.6 Waiver of Subrogation	61
9.7 Company’s Indemnification of Parent and Merger Subsidiary	61
9.8 Cooperation as to Indemnified Liability	62

ARTICLE 10 MISCELLANEOUS	62
10.1 Amendment and Modification	62
10.2 Waiver of Compliance; Consents	62
10.3 Notices	62
10.4 Assignment; Third Party Beneficiaries	64
10.5 Governing Law	64
10.6 Counterparts	64
10.7 Interpretation	64
10.8 Entire Agreement	64
10.9 Severability	64
10.10 Specific Performance	64
10.11 Stockholder Representative	65
10.12 Dispute Resolution	66
EXHIBITS:
Exhibit A — CVR Agreement
Exhibit B — Escrow Agreement
Exhibit C — Legal Opinion

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT is dated as of March 31, 2011, by and among RXi Pharmaceuticals Corporation, a Delaware corporation (“Parent”), Diamondback Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Apthera, Inc., a Delaware corporation (the “Company”), and, with respect to Section 10.11 and other sections explicitly identified herein, Robert E. Kennedy, an individual acting as the Company Stockholders’ representative (the “Stockholder Representative”).
     WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company have (a) approved and declared advisable the strategic business combination transaction contemplated by this Agreement in which, Merger Subsidiary will merge with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”), (b) approved this Agreement and the transactions to be consummated in connection herewith and (c) in the case of the Company, resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger upon the terms and subject to the conditions contained herein; and
     WHEREAS, the Parent, Merger Subsidiary and the Company desire to make certain representations and warranties, covenants and agreements in connection with the Merger and also to set forth the terms and conditions of the Merger, all as set forth in this Agreement.
     WHEREAS, as an inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, certain Company Stockholders are entering into voting agreements (the “Voting Agreement”) with Merger Subsidiary of even date herewith pursuant to which such Company Stockholders have agreed, subject to the terms thereof, to vote their shares of Company Common Stock in favor of adoption of this Agreement;
     WHEREAS, as an inducement to the willingness of Parent and Merger Subsidiary to enter into this Agreement, prior to date hereof, the Company entered into agreements with certain third parties to whom the Company owed certain debts and liabilities pursuant to which such third parties agreed to forgive and release the Company of all such debts and liabilities in full in exchange for Company Common Stock, which was issued to such third parties prior to the date hereof;
     WHEREAS, as of, and as a condition to the Closing (i) Parent and certain Company Stockholders will execute and deliver Consulting Agreements in form and substance mutually acceptable to such parties (each, a “Consulting Agreement”), which will become effective at the Effective Time (as hereinafter defined), (ii) Parent and certain Company Stockholders will execute and deliver Employment Agreements in form and substance mutually acceptable to such parties (each, an “Employment Agreement”), which will become effective at the Effective Time (as hereinafter defined), and (ii) Parent, the Stockholder Representative and the Exchange Agent will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (the “CVR Agreement”).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below or as indicated elsewhere in this Agreement:
          “Affiliate” of a specified person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.
          “Agreed Amount” means part, but not all, of the Claimed Amount.
          “Agreement” means this Agreement and all Exhibits and Schedules hereto.
          “Aggregate Stock Consideration” means as defined in Section 2.5(a).
          “Anti-Bribery Laws” means as defined in Section 4.8(k).
          “Audited Balance Sheet” means as defined in Section 4.5.
          “Audited Financial Statements” means as defined in Section 4.5.
          “Authorized Charter Amendment” means the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Company Common Stock in connection with the Permitted Issuances.
          “Break-up Fee” means as defined in Section 8.1(f).
          “Business” means the development and commercialization of the Product Candidate.
          “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Delaware, Massachusetts, or Arizona are authorized or obligated by law or executive order to remain closed.
          “Certificate of Merger” means as defined in Section 2.2.
          “Certificates” means as defined in Section 2.5(c).
          “Claim Notice” means written notification which contains (i) a description of the Indemnifiable Losses incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Indemnifiable Losses, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article 9 for such Indemnifiable Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Indemnifiable Losses.
          “Claimed Amount” means the amount of any Indemnifiable Losses incurred or reasonably expected to be incurred by the Indemnified Party.
          “Closing Adjustment Shares” means (a) if the Non-Permitted Liabilities do not exceed $250,000, then the number of shares of Parent Common Stock that is equal to the quotient resulting from dividing (i) 100% of the amount of Non-Permitted Liabilities up to $250,000 by (ii) the closing price of Parent Common Stock as of the last Business Day immediately preceding the Closing Date; plus (b) to the extent the Non-Permitted Liabilities exceed $250,000, then an additional number of shares of Parent Common Stock that is equal to the quotient resulting from dividing (i) 150% of such excess amount of Non-Permitted Liabilities, by (ii) the closing price of Parent Common Stock as of the last Business Day immediately preceding the Closing Date.
          “Closing” and “Closing Date” mean as defined in Section 3.1.
          “Closing Consideration” means as defined in Section 2.5(a).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Common Stock” means common stock of the Company.
          “Company Disclosure Schedule” has the meaning set forth in the first sentence of Article 4.
          “Company Employees” means as defined in Section 6.15(a).
          “Company Financial Statements” means as defined in Section 4.5.
          “Company Group” means as defined in Section 4.11.
          “Company Intellectual Property” means as defined in Section 4.13(a).
          “Company Indemnified Liabilities” means as defined in Section 6.13(a).
          “Company Indemnified Parties” means as defined in Section 6.13(a).
          “Company Indemnified Proceedings” means as defined in Section 6.13(a).
          “Company Material Adverse Effect” means any change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse: (i) to the business, results of operation, financial condition or prospects of the Company considered as a whole, including without limitation, (A) any quality, safety or regulatory issue with respect to the Product Candidate that requires a material redesign or recall, or causes a material change in regulatory path or status for such Product Candidates, or (B) the occurrence of any Product Candidate related serious adverse event (SAE); or (ii) to the Company’s ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Parent to conduct the Business the same as presently conducted, following the Effective Time or the ability of Parent to exercise the same rights of ownership of the Company or its assets or business as presently exercised; provided, however, that the term “Company Material Adverse Effect” shall not include any change, development or effect that is caused by (p) changes in general economic and market conditions, (q) conditions (or changes therein) in any industry or industries in which the Company operates, (r) any change in Law or GAAP or interpretation of any of the foregoing, (s) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or any governmental or other response or reaction to any of the foregoing, (t) storms, earthquakes or other natural disasters, (u) any action taken by the Company as contemplated or permitted by this Agreement or with Parent’s consent, (v) the results of any clinical trial of one or more products or product candidates of any Person other than the Company, (w) the entry or threatened entry into the market of a generic version of one or more product candidates of the Company, or (x) the determination by, or the delay of a determination by, the FDA, or any panel or advisory board empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products similar to or competitive with the Product Candidate, or (y) by the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, contractors, partners, collaborators or employees; except, in the case of the foregoing clauses (p), (q), (r), (s) and (t), to the extent that any such condition has a materially disproportionate adverse effect on the Company, relative to other companies of comparable size to the Company operating in the industry in which the Company operates.
          “Company Partner” shall mean any third party that tests, develops or manufactures products or product candidates of the Company pursuant to a development, contract research, clinical study, license, manufacturing, supply or other collaboration arrangement with the Company.
          “Company Permits” means as defined in Section 4.8(a).
          “Company Registered Intellectual Property” means as defined in Section 4.1(c).
          “Company Securities” means Company Common Stock and Company Stock Purchase Rights.
          “Company Stockholder Materials” means as defined in Section 6.12.
          “Company Stockholders” means the holders of shares of Company Common Stock outstanding as of immediately prior to the Effective Time.
          “Company Stock Purchase Rights” means all outstanding stock options, warrants, convertible debt, or other rights to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested.

          “Compensation Plans” means as defined in Section 4.20(d).
          “Confidentiality Agreement” means as defined in Section 6.3(b).
          “Contamination” means Hazardous Materials (as defined herein) in the soil, groundwater or air in excess of legal limits or requiring remedial activity under applicable Environmental Laws or Regulations.
          “Contract” means any written, oral or other legally binding agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or commitment, as in effect as of the date hereof.
          “Controlling Party” means the party controlling the defense of any Third Party Action.
          “CTA” means as defined in Section 4.8(c).
          “CVR” means a right to receive a future cash payment or future issuances of Parent Common Stock, contingent upon the occurrence of certain events, in the form of a contingent value right, pursuant to the terms of the CVR Agreement attached hereto as Exhibit A.
          “CVR Consideration” means as defined in Section 2.3(a).
          “Debt Conversion Agreements” means the agreements entered into between the Company and certain third parties to whom the Company owed certain debts and liabilities pursuant to which such third parties agreed to forgive and release the Company of all such debts and liabilities in full in exchange for cash and/or Company Common Stock, which stock was issued and/or such cash was paid to such third parties either before or after the date hereof but, in any event, prior to the Effective Time.
          “DGCL” means the General Corporation Law of the State of Delaware, as amended.
          “Dispute” means as defined in Section 10.12.
          “Dispute Notice” means as defined in Section 10.12(b).
          “Dissenting Shares” means shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder of such shares who has not voted in favor of or consented to the adoption of this Agreement and the Merger and has properly exercised appraisal rights with respect thereto in accordance with the DGCL.
          “Effective Time” means as defined in Section 2.2.

          “Employee Plans” means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance, change of control or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by the Company’s or any Subsidiary’s policies or practices, including, without limitation, any “pension plan” as defined in Section 3(2) of ERISA and any “welfare plan” as defined in Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which the Company is a party or by which the Company is bound; (ii) which the Company has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of the Company or any Subsidiary; or (iii) with respect to which the Company has made any payments or contributions within the last five years.
          “Environmental Laws or Regulations” means as defined in Section 4.25.
          “Escrow Agent” means as defined in Section 2.8(a).
          “Escrow Agreement” means as defined in Section 2.8(a).
          “Escrow Fund” means as defined in Section 2.8(a).
          “Escrow Shares” means as defined in Section 2.5(a).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Exchange Fund” means as defined in Section 2.5(a).
          “Exchange Ratio” means the quotient resulting from dividing (i) the number of shares of Parent Common Stock that is equal to 19.9% of the then outstanding shares of Parent Common Stock as of the date of this Agreement, by (ii) the number of issued and outstanding shares of Company Common Stock as of the Closing Date, calculated on a fully-diluted basis including any outstanding Company Stock Purchase Rights; provided, however, that in the event that the Company’s liabilities exceed $1,000,000 as of the Closing Date, exclusive of fees owed to the Company’s auditors pursuant to Section 6.5 hereof (such excess amount, the “Non-Permitted Liabilities”), the number of shares of Parent Common Stock included in clause (i) hereof shall be reduced by the number of Closing Adjustment Shares.
          “Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Indemnifiable Losses for which it is entitled to indemnification under Article 9.
          “FDA” means the United States Food and Drug Administration.

          “FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, and all rules, Laws and regulations promulgated pursuant thereto or in connection therewith.
          “FDA Quality Systems Regulations” means Quality Systems Regulations as defined in the U.S. Code of Federal Regulations.
          “GLP” means as defined in Section 4.8(c).
          “Governmental Body” means as defined in Section 4.7.
          “Hazardous Materials” means as defined in Section 4.25.
          “HSR Act” means the Hart-Scott-Rodino Act of 1976, as amended, and the regulations promulgated thereunder.
          “ICH” means as defined in Section 4.8(b).
          “IND” means as defined in Section 4.8(b).
          “Indemnifiable Losses” means as defined in Section 9.1.
          “Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article 9.
          “Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party.
          “Information Statement” means as defined in Section 6.12(b).
          “Intellectual Property” means all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (a)(1) patents, patent applications, proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not reduced to practice or patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, logos, domain names and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (4) trade secrets and other confidential information; (b) all registrations, applications, and recordings for, and amendments, modifications, improvements, extensions, continuations, continuations-in-part, re-examinations and reissues to any of the foregoing; and (c) licenses or other similar agreements granting to the Company the rights to use any of the foregoing.
          “Interim Financial Statements” means as defined in Section 4.5.
          “Interim Balance Sheet” means as defined in Section 4.5.

          “Inventories” means finished goods, raw materials and ingredients, and work-in-process, including any such inventory held for use in clinical trials.
          “IRS” means the United States Internal Revenue Service.
          “Knowledge” of the Company means the knowledge of Dr. Mark W. Schwartz, Robert E. Kennedy, Dr. Brent Treiger and Dr. William Gannon. For the purposes hereof, any such persons will be deemed to have Knowledge of a specific or particular fact, circumstance, event or other matter if (i) such person is actually aware of such fact, circumstance, event or other matter or (ii) a reasonably prudent person should have discovered such fact, circumstance, event or other matter given facts actually known to such person that give rise to or relate to such additional specific or particular facts, circumstances, events or other matters.
          “Laws” shall mean all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions, decrees, restrictions or similar pronouncements of any Governmental Body.
          “Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Body or before any arbitrator.
          “Liens” means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third party interests of any nature.
          “Merger” means as defined in the Recitals hereto.
          “Merger Consideration” means as defined in Section 2.3(a).
          “Merger Subsidiary Common Stock” means as defined in Section 2.3(c).
          “Multiemployer Plan” means as defined in Section 3(37) of ERISA.
          “Non-controlling Party” means the party not controlling the defense of any Third Party Action.
          “Non-Permitted Liabilities” means as defined within the definition of “Exchange Ratio” set forth in this Section 1.1.
          “Notice of Superior Proposal” means as defined in Section 6.11(b).
          “OFAC Regulations” means as defined in Section 4.8(j).
          “Outside Date” means as defined in Section 8.1(b).
          “Parent Benefit Plan” means as defined in Section 6.15(b).
          “Parent Bylaws” shall mean Parent’s Amended and Restated Bylaws as in effect as of the date hereof.

          “Parent Certificate of Incorporation” shall mean Parent’s Certificate of Incorporation as in effect as of the date hereof.
          “Parent Common Stock” means shares of the common stock of Parent.
          “Parent Indemnified Parties” means as defined in Section 9.1.
          “Parent Option Plan” shall mean Parent’s Amended and Restated 2007 Stock Incentive Plan.
          “Parent Material Adverse Effect” means any change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse: (i) to the business, results of operation, financial condition or prospects of the Company considered as a whole, (ii) to Parent’s ability to perform any of its material obligations under this Agreement or (iii) to consummate the Merger; provided, however, that the term “Parent Material Adverse Effect” shall not include any change, development or effect that is caused by (o) changes in general economic and market conditions, (p) conditions (or changes therein) in any industry or industries in which Parent operates, (q) any change in Law or GAAP or interpretation of any of the foregoing, (r) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or any governmental or other response or reaction to any of the foregoing, (s) storms, earthquakes or other natural disasters, (t) any action taken by Parent or the Merger Subsidiary as contemplated or permitted by this Agreement or with the Company’s consent, (u) the results of any clinical trial of one or more products or product candidates of any Person other than Parent, (v) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure of Parent to meet revenue or earnings projections, either published by Parent or any third party (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (v) has resulted in, or contributed to, a Parent Material Adverse Effect), (w) the entry or threatened entry into the market of a generic version of one or more product candidates of Parent, or (x) the determination by, or the delay of a determination by, the FDA, or any panel or advisory board empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products similar to or competitive with the Parent’s product candidates, or (y) by the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees; except, in the case of the foregoing clauses (o), (p), (q), (r) and (s), to the extent that any such condition has a materially disproportionate adverse effect on Parent, relative to other companies of comparable size to Parent operating in the industry in which Parent operates.
          “Parent Permits” means as defined in Section 5.6.
          “Parent Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by Parent with the SEC pursuant to the Exchange Act since January 1, 2009.

          “Parent Share Cash Value” means as defined in Section 2.5(h).
          “Parent Stock Option” shall mean each outstanding option to purchase Parent Common Stock under the Parent Option Plan.
          “Parent Stock Purchase Rights” means all outstanding options, warrants, convertible debt or other rights to purchase shares of Parent Common Stock, whether or not exercisable and whether or not vested.
          “Party” means each of the parties executing this Agreement.
          “Exchange Agent” means as defined in Section 2.5(b).
          “Pension Plan” means as defined in Section 4.20(a).
          “Permitted Issuances” means as defined in Section 6.1(b).
          “Permitted Liabilities” means as defined in Section 6.18.
          “Permitted Liabilities Schedule” means as defined in Section 6.18.
          “Per Share Stock Consideration” means as defined in Section 2.3(a).
          “PHSA” means the Public Health Service Act of 1944, as amended, and all rules, Laws and regulations promulgated pursuant thereto or in connection therewith.
          “Post-Closing Tax Period” means any taxable period other than a Pre-Closing Tax Period.
          “Pre-Closing Tax Period” means a taxable period that ends on or before the Closing Date or, with respect to a Straddle Period, the portion of the taxable period that ends on the Closing Date.
          “Proceeding” means as defined in Section 4.8(l).
          “Product Candidate” means E75 + GM-CSF, known as Neuvax, as used in the currently pending clinical trial sponsored by the Company.
          “Product Liability” means any liability, claim or expense (including attorneys’ fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing, manufacture or marketing of product, negligent provision of services, product recall, or any other liability, claim or expense arising from the manufacturing, packaging, labeling (including instructions for use), marketing, distribution, sale or use of products (whether for clinical trial purposes, commercial use or otherwise).
          “Program” means as defined in Section 4.8(l).

          “Proposed Acquisition” means as defined in Section 6.6(a).
          “Recommendation Change” means as defined in Section 6.11(b).
          “Required Company Stockholder Vote” means the affirmative vote of a majority of the issued and outstanding shares of Company Common Stock.
          “Reimbursement Amount” has the meaning set forth in Section 2.5(a).
          “Reimbursement Fund” has the meaning set forth in Section 2.8.
          “Response” means a written response containing the information provided for in Section 9.3(c).
          “Sanctions Target” means as defined in Section 4.8(j).
          “SEC” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Seed Financing” means the sale by the Company of shares of Company Common Stock to cover (i) the transaction costs incurred in connection with this Agreement and the Merger; (ii) current operating costs; and (iii) the settlement payment of certain liabilities as part of its restructuring in connection with the Merger.
          “Stockholder Representative Expenses” means as defined in Section 10.11(c).
          “Stockholder Representative Indemnified Losses” means as defined in Section 10.11(b).
          “Straddle Period” means as defined in Section 6.19(c).
          “Subsidiary” means any corporation, limited liability company or other legal entity in which the Company, directly or indirectly, beneficially owns or controls at least 50% of the outstanding stock, membership or other equity interests.
          “Superior Proposal” means as defined in Section 6.11(c).
          “Survival Period” means as defined in Section 9.4(c).
          “Surviving Corporation” means as defined in Section 2.1.
          “Surviving Corporation Common Stock” means as defined in Section 2.3(c).

          “Tax” shall mean (a) all taxes, assessments, charges, duties, fees, levies or other governmental charges, including any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, and all other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including all liabilities under any unclaimed property Law and (b) any liability for the payment of any amounts described in clause (a) of this definition as a result of (i) any transferee or secondary liability (whether imposed by Law, contractual agreement or otherwise), (ii) membership in any affiliated, consolidated, combined or unitary group for any period or (iii) participation in any tax sharing or tax allocation agreement, arrangement or understanding.
          “Tax Returns” means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.
          “Terminating Company Breach” means as defined in Section 8.1(d).
          “Terminating Parent Breach” means as defined in Section 8.1(e).
          “Third Party Action” means as defined in Section 9.3(a).
          “Welfare Plan” means as defined in Section 4.20(c).
1.2	Definitional Provisions.

(a)	The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(b)	Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)	Unless the context requires otherwise, references herein (i) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (ii) to a statute, ordinance or regulation mean such statute, ordinance or regulation as amended from time to time and includes any successor thereto.

(d)	References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

(e)	The term “person” means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.
ARTICLE 2
THE MERGER; CONVERSION OF SHARES
     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the DGCL, whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the DGCL.
     2.2 Effective Time. Within two (2) Business Days following the satisfaction or waiver, if permissible, of each of the conditions set forth in Article 7 or on such other day as the parties may mutually agree, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be delivered to the Secretary of State of the State of Delaware for filing in accordance with the DGCL. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the “Effective Time”).
     2.3 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any Company Stockholder:
     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares and those shares described in Section 2.3(b)) shall be converted automatically into the right to receive, without interest, (i) a number of shares of validly issued, fully paid and nonassessable Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”), and (ii) one CVR, which shall represent the right to receive additional future consideration contingent upon the occurrence of certain events as set forth in the CVR Agreement (the “CVR Consideration”) (the Per Share Stock Consideration and the CVR Consideration shall collectively be referred to as the “Merger Consideration”). In connection with the Closing, the number of shares of Parent Common Stock distributable to holders of Company Common Stock as Per Share Stock Consideration will be reduced on a pro rata basis as a result of the Company Stockholders’ escrow obligations, as described in Section 2.5(a) and Section 2.8 hereof. For purposes of this Agreement, any reference to pro rata treatment among the holders of Company Common Stock shall be calculated based on the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.
     (b) Each share of Company Common Stock held in the treasury of the Company, each share of any other class of capital stock of the Company (other than Company Common Stock), and any debt or other securities convertible into or exercisable for the purchase of capital stock of the Company, issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and without any conversion thereof.
     (c) Each share of common stock of Merger Subsidiary, par value $.01 per share (“Merger Subsidiary Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share (“Surviving Corporation Common Stock”).
     2.4 Dissenting Shares. If required by the DGCL, but only to the extent required thereby, Dissenting Shares will not be converted into the right to receive Merger Consideration and holders of such Dissenting Shares will be entitled to receive from Parent or the Surviving Corporation payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised valued of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL). If, after the Effective Time, any such holder of Dissenting Shares fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.5(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(g), without any interest thereon. The Company will give Parent prompt written notice of any notice of intent to assert appraisal rights under the DGCL received by the Company and, prior to the Effective Time, the Company shall give Parent the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without the prior written consent of Parent and Merger Subsidiary, make any payments with respect to, or settle or offer to settle, any such demands.
     2.5 Exchange of Company Common Stock.
     (a) Promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the Per Share Stock Consideration (as defined in Section 2.3(a)(i)) multiplied by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares and those shares described in Section 2.3(b)) (the “Aggregate Stock Consideration”), less the applicable portion of Escrow Shares and the Reimbursement Amount (the “Closing Consideration”). Parent further agrees to deposit, or cause to be deposited, with the Exchange Agent, cash amounts or shares of Parent Common Stock for distribution to the Company Stockholders, subject to the occurrence of certain events, as described in the CVR Agreement. For the purposes of this Agreement, any cash or stock certificates deposited with the Exchange Agent pursuant to this Section 2.5 will constitute the “Exchange Fund”. In addition to the foregoing, promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Escrow Agent (i) certificates representing ten percent (10%) of the Aggregate Stock Consideration (the “Escrow Shares”) and (ii) certificate(s) representing 100,000 shares of the Aggregate Stock Consideration (the “Reimbursement Amount”), each as further described in Section 2.8 hereof, and pursuant to the terms and conditions of the Escrow Agreement.

     (b) Prior to the Effective Time, Parent shall designate [ ] or another bank, trust company or other person to act as the depository and Exchange Agent for the delivery of the Merger Consideration in exchange for Company Common Stock in connection with the Merger (the “Exchange Agent”). The Surviving Corporation or Parent shall bear and pay all charges and expenses owed to the Exchange Agent in connection with the exchange of the Company Common Stock, excluding any amounts the Company Stockholders may owe to the Exchange Agent.
     (c) Promptly following the Effective Time, and in any case within three (3) Business Days after the Effective Time, the Parent or Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration as set forth herein: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive, payable at the times provided for herein, pursuant to this Agreement.
     (d) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent pursuant to such instructions, the Certificate so surrendered shall be forthwith cancelled, and, with respect to each share represented thereby, the holder of such Certificate shall be entitled to receive in exchange therefor the Closing Consideration payable with respect to such share of Company Common Stock formerly represented by such Certificate, to be distributed by the Exchange Agent as soon as practicable after the Effective Time. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of Merger Consideration that the Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Any portion of the Exchange Fund which remains undistributed twelve (12) months after the Exchange Agent’s receipt thereof, shall be delivered to the Surviving Corporation and the Surviving Corporation will be responsible for paying any such undistributed consideration to Company Stockholders that are entitled to such consideration upon demand after such date.
     (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 2. As of the Effective Time, the holders of Certificates representing shares of Company Common Stock shall cease to have any rights as Stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL or this Agreement. Except as provided above, until such Certificates are surrendered for exchange, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive Merger Consideration.
     (f) In the event any Certificates shall have been lost, stolen, or destroyed, the Exchange Agent or the Surviving Corporation shall distribute in respect of such lost, stolen, or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required with respect to such Certificates pursuant to this Article 2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Certificate alleged to have been lost, stolen, or destroyed.
     (g) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional             shares shall be paid to any such holder pursuant to Section 2.5(h), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.5(c) (or shall otherwise be entitled to payment pursuant to Section 2.5(d)). Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.
     (h) No certificates representing fractional shares of Parent Common Stock, or book-entry credit of the same, shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. For purposes of this Section 2.5(h), all fractional shares to which a single holder of shares of Company Common Stock would be entitled shall be aggregated and calculations shall be rounded to the fourth decimal point. In lieu of any such fractional share of Parent Common Stock, each holder of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock will be entitled to receive from the Exchange Agent a cash payment in an amount, rounded to the nearest cent, equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) an amount equal to the last closing sale price for Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, on the last Business Day immediately preceding the Effective Time (the “Parent Share Cash Value”).
     2.6 Exchange of Merger Subsidiary Common Stock. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be cancelled.
     2.7 Company Stock Purchase Rights.
     (a) The Company shall take all necessary action to cause all outstanding Company Stock Purchase Rights to become fully exercisable or “vested” as of immediately prior to the Effective Time.
     (b) Notwithstanding any provision to the contrary, any Company Stock Purchase Right not exercised prior to the Effective Time, shall be terminated and cancelled as of the Effective Time.
     2.8 Escrow; Reimbursement Fund.
     (a) Escrow Fund. [ ] or another bank designated by Parent (the “Escrow Agent”) shall act as the depository and agent for the escrow of the Escrow Shares in connection with the Merger, and Parent and the Stockholder Representative shall enter into an agreement with the Escrow Agent in the form of Exhibit B hereto (the “Escrow Agreement”). The Escrow Shares will be held by the Escrow Agent subject to the terms of this Agreement and the Escrow Agreement. The Surviving Corporation or Parent shall bear and pay all charges and expenses owed to the Escrow Agent in connection with the escrow, excluding any amounts the Company Stockholders may owe to the Escrow Agent. The escrow shall be available to compensate Parent Indemnified Parties for Indemnifiable Losses under Article 9 of this Agreement, pursuant to the terms of this Agreement and the Escrow Agreement (the “Escrow Fund”).
     (b) Reimbursement Fund. On the Closing Date, Parent shall deposit the Reimbursement Amount to an account designated in writing by the Stockholder Representative, to be held by the Stockholder Representative for the payment of expenses incurred by the Stockholder Representative in performing its duties pursuant to this Agreement and the CVR Agreement (the “Reimbursement Fund”). Upon the termination or expiration of the CVR Agreement, any of the Reimbursement Amount originally deposited with the Stockholder Representative at the Closing that has not been validly retained by the Stockholder Representative pursuant to the terms of this Agreement and the CVR Agreement, shall be returned by the Stockholder Representative to the Exchange Agent for distribution by the Exchange Agent to the Company Stockholders based on their respective pro rata portions of Reimbursement Amount.

     (c) Escrow Deposit; Reimbursement Fund Deposit. Each Company Stockholder will be deemed to have contributed his, her or its pro rata portion of the Escrow Shares and the Reimbursement Amount to the Escrow Fund and the Reimbursement Fund, respectively.
     2.9 Assignment of Escrow. The rights and interests of the Company Stockholders in the Escrow shall not be represented by any certificate or instrument, and no portion of such rights or interest in the Escrow may be sold, assigned, pledged, distributed or otherwise transferred, without the prior written consent of Parent.
     2.10 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until thereafter amended. The Bylaws of the Company as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.
     2.11 Directors and Officers of the Surviving Corporation. Immediately prior to the Effective Time, the Company’s directors and officers shall resign, and the directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
     2.12 Required Withholding. The Exchange Agent or Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. The Company shall promptly deliver to Parent and the Exchange Agent information reasonably requested after the date hereof to determine the amounts so required to be deducted or withheld.
ARTICLE 3
CLOSING
     3.1 Time and Place. The closing of the Merger (the “Closing”) shall take place at 10 a.m., Central Time, at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402 in accordance with the timing described in Section 2.2 hereof. The date on which the Closing actually occurs is herein referred to as the “Closing Date.” The Closing shall take place by electronic exchange of signature pages, or in such other manner or at such place as the parties hereto may agree.
     3.2 Filings at the Closing. In connection with the Closing, the Company and Merger Subsidiary shall cause the Certificate of Merger to be filed in accordance with Section 2.2, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in a document of even date herewith and concurrently delivered herewith (the “Company Disclosure Schedule”) that shall identify by section number the provision of this Agreement to which each exception relates, the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify only the corresponding section or subsection of this Agreement and any other sections where the applicability thereof is reasonably apparent from the face of such Company Disclosure Schedule and is cross-referenced:
     4.1 Listing of Certain Assets and Data.
     (a) Real Property. Section 4.1A of the Company Disclosure Schedule sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by the Company or otherwise used by the Company in the conduct of its business. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of the purchase agreements, leases, or options relating to such real property.
     (b) Equipment. Section 4.1B of the Company Disclosure Schedule sets forth a list of all material items of machinery, equipment, tools and dies, furniture, fixtures, spare parts, vehicles and other similar property and assets owned, leased or otherwise used by the Company, specifically identifying (i) those owned items carried on the books of the Company at a book value in excess of $5,000 and (ii) those items under leases with total remaining lease payments due in excess of $5,000. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in Section 4.1B of the Company Disclosure Schedule.
     (c) Patents, Trademarks, Formulas, Etc. Section 4.1C of the Company Disclosure Schedule sets forth a list of (i) all of the Company’s patents and patent applications, and any applications and registrations for trademarks, service marks, and copyrights which are owned by or licensed to the Company (“Company Registered Intellectual Property”), and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property is pending or has been issued or registered, and the registration, patent or serial number, (ii) all license agreements pursuant to which any of the foregoing has been licensed by the Company to a third party, and (iii) all license agreements pursuant to which a third party has licensed to the Company any Intellectual Property (other than customary end-user license agreements for commercially available software), and specifies, where applicable, the jurisdictions in which each such item of Company Intellectual Property has been issued or registered, and the registration, patent or serial number. Prior to the date of this Agreement, the Company has made available for review by Parent’s patent counsel true and complete copies of all issuances, registrations, applications and certificates regarding all Company Registered Intellectual Property, true and complete copies of all Contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, product formulas or other categories of know how, and has delivered to Parent true and complete copies of all patent, trademark, trade name, copyright, trade secret or other Intellectual Property licenses granted at any time by or to the Company or any other agreement (or if an oral agreement, written descriptions thereof) related directly or indirectly to Company Intellectual Property.
     (d) Certain Leases, Agreements, Etc. Section 4.1D of the Company Disclosure Schedule sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, Contract or other commitment, written or otherwise, to which the Company is a party (other than leases, Contracts, or commitments furnished pursuant to other paragraphs of this Section 4.1), which has not yet been fully performed, involving:
     (i) The purchase of any services, raw materials, supplies or equipment, exclusive of (x) purchase orders for the purchase of products or services required in the ordinary course of business involving payment of less than $5,000 per quarter or an aggregate of less than $20,000, and (y) purchase orders not in the ordinary course of business involving payment of less than $5,000 individually or $20,000 in the aggregate for similar items;
     (ii) The sale of assets, products or services not in the ordinary course of business involving a value estimated at more than $20,000 or any Contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services;
     (iii) Any research and development activities or clinical studies.
Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all written agreements identified in Section 4.1D of the Company Disclosure Schedule.
     (e) Permits, Licenses, Etc. Section 4.1E of the Company Disclosure Schedule sets forth a list of all permits, clearances, licenses, approvals or similar permissions, including those involving the FDA or similar state or foreign agencies, including notified bodies, held by the Company. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all permits, licenses, clearances, approvals or other documents identified in Section 4.1E of the Company Disclosure Schedule, to the extent the Company is able to obtain the same through the exercise of commercially reasonable efforts.
     (f) Banks and Depositories. Section 4.1F of the Company Disclosure Schedule sets forth a list of each bank, broker or other depository with which the Company has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.
     (g) Loans and Credit Agreements, Etc. Section 4.1G of the Company Disclosure Schedule sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which the Company is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all documents identified in Section 4.1G of the Company Disclosure Schedule.
     (h) Insurance Policies and Claims. Section 4.1H of the Company Disclosure Schedule sets forth a list, including the term and a general description of the coverages thereof, of all policies of insurance maintained by the Company for its benefit and covering its officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations (other than insurance Contracts described in Section 4.1(j) below). No claims have been made by the Company under any such policy of insurance since January 1, 2005. Prior to the date of this Agreement, the Company has delivered to Parent true and complete copies of all policies of insurance identified in Section 4.1H of the Company Disclosure Schedule.
     (i) Certain Employees. Section 4.1I of the Company Disclosure Schedule sets forth the names of all former employees (other than hourly employees) of the Company whose employment has terminated either voluntarily or involuntarily pursuant to this Agreement or otherwise by the Company during the preceding twelve-month period.
     (j) Employee Plans. Section 4.1J of the Company Disclosure Schedule sets forth a list of all Employee Plans maintained for or by the Company or with respect to its employees. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of all written governing documents with respect to the Employee Plans listed in Section 4.1J of the Company Disclosure Schedule.
     (k) Powers of Attorney. Section 4.1K of the Company Disclosure Schedule sets forth the names of all persons, if any, holding powers of attorney from the Company and a description of the scope of each such power of attorney.
     (l) Taxes. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of all tax, assessment or information reports and returns filed by or on behalf of the Company with any jurisdiction for any taxable periods for which the statute of limitations has not expired with respect to income tax reports and returns, or during the last twelve months with respect to non-income tax reports and returns of the Company and all correspondence to or from taxing authorities for any taxable periods for which the statute of limitations has not expired.
     4.2 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. The Company has heretofore delivered to Parent or its advisors complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company, as currently in effect, and each of the organizational documents and agreements defining the rights of the Company with respect to any joint ventures, partnerships or other business in which the Company owns a less-than-50% interest. The Company does not have any Subsidiary or, directly or indirectly, own or control or have any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity.
     4.3 Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which the Company is a party. The Required Company Stockholder Vote is the only vote or approval of the Company Stockholders necessary to adopt this Agreement, approve the Merger, consummate the Merger and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company’s Board of Directors and, subject to obtaining the Required Company Stockholder Vote, no other action of the Company’s Board of Directors or Company Stockholders, or corporate proceeding on the part of the Company, is necessary to authorize this Agreement, and no other action of the Company’s Board of Directors or of Company Stockholders, or corporate action on the part of the Company, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or law) and the discretion of courts in granting equitable remedies.
     4.4 Capitalization.
     (a) Section 4.4 of the Company Disclosure Schedule accurately sets forth the authorized and outstanding capital stock of the Company and the class and number of shares held by each holder of the capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any Law or the preemptive or similar rights of any Person.
     (b) Section 4.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Stock Purchase Rights, including the name of the holder, the date of grant, acquisition price, number and type of shares, exercisability schedule, and, in the case of options to purchase Company Common Stock, the type of option under the Code. All outstanding Company

Stock Purchase Rights are duly authorized and were not issued in violation of any applicable Laws or the preemptive or similar rights of any Person.
     (c) Except as disclosed in Section 4.4 of the Company Disclosure Schedule, there are no outstanding Company Stock Purchase Rights, or other authorized options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, exchange rights, phantom stock or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor.
     (d) Other than the obtaining of the Required Company Stockholder Vote, no consent of holders of other Company Securities is required to carry out the provisions of Article 2 of this Agreement.
     4.5 Financial Statements. The Company Disclosure Schedule includes a true and complete copy of (i) the Company’s audited financial statements as of and for the year ended December 31, 2010 (the “Audited Financial Statements”), including a balance sheet as of such date (the “Audited Balance Sheet”), and (ii) the Company’s unaudited financial statements as of and for the 2-month period ended February 28, 2011 (the “Interim Financial Statements”), including a balance sheet as of such date (the “Interim Balance Sheet”) (the Audited Financial Statements, the Interim Financial Statements together referred to as the “Company Financial Statements”). The Company Financial Statements: (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) fairly present in all material respects the financial position of the Company as of the dates thereof and the income, cash flows, and changes in Stockholders’ equity for the periods involved (except as otherwise noted therein or in the notes thereto) subject, in the case of unaudited interim financial statements, to the absence of notes and year-end adjustments. The statements of earnings included in the Company Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto.
     4.6 Absence of Undisclosed Liabilities. Other than those liabilities of the Company set forth on Section 4.6 of the Company Disclosure Schedule (the “Liabilities”), there are no debts, liabilities or claims against the Company, or legal basis therefor (whether accrued, absolute, contingent, or otherwise, and whether due or to become due), including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines, except (i) liabilities or obligations that are accrued or reserved against in the Audited Balance Sheet or the Interim Balance Sheet in accordance with GAAP and (ii) liabilities incurred since December 31, 2010, in the ordinary course of business and of a type and in an amount consistent with past practice.
     4.7 Consents and Approvals. The authorization and approval by the Company’s Board of Directors and the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and, subject to any applicable requirements of the HSR Act and similar Laws of foreign countries, if applicable, and obtaining the Required Company Stockholder Vote, the consummation by the Company of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the Articles of Incorporation or Bylaws of the Company; (b) violate any statute, Law, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (including, but not limited to, the FDA or any applicable notified bodies, including those in foreign jurisdictions, whether or not such notified bodies are governmental entities) (a “Governmental Body”) or any nongovernmental self-regulatory agency by which the Company or any of its properties or assets may be bound; (c) require any filing (except for the filing and recordation of appropriate merger documents as required by the DGCL and by the relevant authorities of other states in which the Company is authorized to do business) with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) except as disclosed on Section 4.7 of the Company Disclosure Schedule, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Company under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, Contract or other instrument or obligation to which the Company is a party, or by which it or any of its properties or assets may be bound.
     4.8 Compliance with Laws.
     (a) The Company is not in default or violation of any applicable federal, state, local, or foreign Laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, codes, standards or other similar items (including Environmental Laws or Regulations) of any court or other Governmental Body, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, no written notice has been received by the Company from any Governmental Body or any Person alleging a violation of or liability under any applicable Law. The Company holds to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Bodies (collectively, “Company Permits”) that are material to the operation of the Company. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.
     (b) Neither the Company nor, to the Knowledge of the Company, any Company Partner, with respect to work performed for the benefit of the Company, has received any notice or other communication from the FDA or any other Governmental Body alleging any violation by the Company or any Company Partner, with respect to work performed for the benefit of the Company, of any applicable Laws within the jurisdiction of the FDA or any comparable state or foreign Governmental Body, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law. All clinical trials to the extent conducted by the Company or on behalf of the Company by a Company Partner or otherwise have been and are being conducted in material compliance with the International Conference on Harmonization (“ICH”) E6: Good Clinical Practices Consolidated Guideline, and with 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all comparable foreign Laws. Neither the Company nor, to the Knowledge of the Company, anyone acting on behalf of the Company (including a Company Partner), has received any notice that the FDA or any other Governmental Body or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any Investigational New Drug (“IND”) (or foreign equivalent thereof) sponsored by the Company or any Company Partner.
     (c) To the Company’s Knowledge, all clinical trials performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Body, filed under an IND, Clinical Trial Application (“CTA”), or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Body have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements as set forth in 21 C.F.R. Part 58 (but only to the extent that such preclinical tests are required by 21 C.F.R. Part 58 to be conducted in accordance with GLP requirements). To the Company’s Knowledge, all manufacturing operations conducted by or for the benefit of, the Company by a Company Partner or otherwise have been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practices. Neither the Company nor any entity acting on the Company’s behalf is marketing, distributing, selling or otherwise commercializing any product candidate subject to the jurisdiction of the FDA under the FDCA and/or the PHSA or has done so. The Company owns, or has the exclusive right to use, all data resulting from or arising out of clinical trials performed by or on behalf of the Company relating to any Product Candidate.
     (d) The Company has, prior to the execution of this Agreement, made available to Parent (i) any books and records concerning any oral or written communication received by the Company from the FDA or any comparable state or foreign Governmental Body in the last five (5) years, including any and all reports of telephone conversations, visits and inspections, and any notice of intention to conduct an inspection, (ii) any books and records relating to clinical studies conducted by the Company or on behalf of the Company by a Company Partner or otherwise, (iii) to the Knowledge of the Company, all information about adverse drug experiences obtained or otherwise received by the Company from any source, in the United States or outside the United States, including information derived from clinical investigations, reports in the scientific literature, and unpublished scientific papers, relating to any Product Candidate, and (iv) all audit reports relating to Product Candidates that are in its possession and are material to assessing compliance with all Laws within the jurisdiction of FDA or any comparable state or foreign Governmental Body. The Company has not received any notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, or any other documents issued by the FDA or any comparable state or foreign Governmental Body that indicate or suggest lack of compliance with any applicable Law by the Company or by any entity acting on the Company’s behalf (including a Company Partner).
     (e) At no time has the Company made a commercial sale of a product or had any products in distribution.
     (f) As to each Product Candidate for which a biological license application, new drug application, IND application or similar state or foreign regulatory application has been submitted, filed or approved, to the Company’s Knowledge, the Company is in substantial compliance with 21 U.S.C. §355 and 21 C.F.R. Parts 312 or 314 et seq., respectively, and similar Laws and all terms and conditions of such applications. None of the Company, nor to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. In addition, to the Knowledge of the Company, the Company is in substantial compliance with all applicable registration and listing requirements promulgated by the FDCA.
     (g) None of the Company or any officer, employee or agent of the Company, to the Knowledge of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
     (h) To the Knowledge of the Company, there are no lawsuits or other legal proceedings, whether judicial or administrative, pending or threatened against the Company with respect to any alleged injuries to a participant in any clinical trial conducted by the Company or on behalf of the Company by a Company Partner or otherwise.
     (i) Section 4.8(i) of the Company Disclosure Schedule sets forth all investigational new drug applications, biologics license applications and other product license applications and product licenses of the Company. All biological materials utilized by the Company in its businesses are and have been at all times used, maintained and stored in compliance in all material respects with standard industry practice and all applicable Laws, including the FDCA and the PHSA.
     (j) Neither the Company, nor any of its officers or directors, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List (the SDN List) maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); or (ii) a person, country, or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). The Company is not, directly or indirectly, owned or controlled by, or under common control with, or acting for the benefit of or on behalf of any Sanctions Target. The Company is not located in or incorporated in Iran, Sudan, Syria, Cuba, the Union of Myanmar or North Korea. The Company has materially complied, and is in material compliance, with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any Governmental Body with regard to the exportation of goods, technology or software. Specifically, the Company has not, during the past five (5) years, exported or reexported any goods or technology or software in any manner that violates any applicable national or international export control regulations or sanctions, including, but not limited to, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, and the OFAC Regulations.
     (k) Neither the Company nor any of its directors, employees or officers, and to the Company’s Knowledge, no agents, consultants or distributors engaged by the Company (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Official or employee, (c) has violated or is violating any provision of the US Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations issued thereunder) or any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business, or (f) has otherwise taken any action that has caused, or would reasonably be expected to cause the Company to be in violation of any applicable Anti-Bribery Law. The Company has established and maintains a compliance program, internal controls and procedures appropriate for compliance with the Anti-Bribery Laws.
     (l) The Company is and at all times has been in material compliance with federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), Stark Law (42 U.S.C. §1395nn), Federal False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq., and any comparable state or local laws), and the regulations promulgated pursuant to such Laws, or which are cause for civil or criminal penalties or mandatory or permissive exclusion from Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program (each, a “Program”). To the Knowledge of the Company, there is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand (a “Proceeding”) (i) excluding any sealed Proceeding, pending or received, (ii) in the case of a sealed Proceeding, pending or received, or (iii) in the case of any Proceeding, threatened, in each case against the Company, that could reasonably be expected to result in its exclusion from participation in any Program or other third party payment programs in which the Company participates.
     (m) The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of the Company or the Company’s products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, nor any officer, employee, or to the Knowledge of the Company, any agent of the Company, or any other person acting on such agent’s behalf, has directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) in violation of any applicable law or regulation.
     4.9 Litigation. Except as listed in Section 4.9 of the Company Disclosure Schedule, there is not now, and since January 1, 2008 there have not been, any claims, actions, suits, proceedings, investigations or reviews of any kind, pending or, to the Knowledge of the Company, threatened against the Company or against any of their respective assets or properties or against any of their respective officers or directors in their capacities as officers or directors of the Company.
     4.10 Absence of Material Adverse Changes. Except as reflected in the Interim Financial Statements, since December 31, 2010, there has not been any (a) Company Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that would constitute a Company Material Adverse Effect; or (c) material change by the Company in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable Law or GAAP and concurred with by the Company’s independent public accountants.
     4.11 Taxes. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company and each affiliated, combined, consolidated or unitary group of which the Company is a member (a “Company Group”) have been timely filed, and all returns filed are complete and accurate in all material respects; (b) all Taxes due and owing by the Company or any Company Group have been paid, and all Taxes that have accrued but that are not yet due and owing have been adequately reserved for in the Audited Balance Sheet or the Interim Balance Sheet in accordance with GAAP; (c) to the Company’s Knowledge, there is no presently pending, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Group; (d) the Company has not filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (e) all assessments for Taxes due and owing by the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; (f) the Company is not a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; (g) the Company has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (h) neither the Company nor any Company Group member is a party to any Contract or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any Company Group member in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; and (i) neither the Company nor any Company Group member has made any payments since December 31, 2007, and is not a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of an option), that would not be fully deductible by reason of Section 162(m) of the Code.
     4.12 Contracts.
     (a) Section 4.12 of the Company Disclosure Schedule lists (or to the extent listed in Sections 4.1B, 4.1C, 4.1D, or 4.1G of the Company Disclosure Schedule a cross-reference is provided in Section 4.12 of the Company Disclosure Schedule), and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of) the following Contracts (the “Material Contracts”) to which the Company is a party or any of its properties or assets are bound:
     (i) every employment, consulting, severance or change of control Contract for the benefit of any director, officer, employee, other person or Stockholder of the Company or any affiliate thereof;
     (ii) Every Contract with physicians, scientific advisory board members or consultants;
     (iii) every Contract that would reasonably be expected to involve payments by or to the Company in excess of $5,000 during the Company’s current fiscal year or in excess of $20,000 in the aggregate during the Company’s next two fiscal years, or that was not made in the ordinary course of business;
     (iv) any other Contract that requires a payment upon transfer or a change of control of the Company or otherwise in connection with the transactions contemplated by this Agreement;
     (v) any Contract containing any covenant (A) limiting in any material respect the right of the Company to engage in any line of business or (B) granting any strategic, commercial or distribution rights with respect to a Company product;
     (vi) any Contract pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; and
     (vii) any Contract with a third party who supplies ingredients, raw materials or components to the Company that are used in Company Products.
     (b) The Company has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under any Material Contract, and such Material Contracts are in full force and effect on the date hereof and valid and enforceable by the Company in accordance with their respective terms except as may be limited by Laws affecting creditors’ rights generally or by judicial limitations on the right to specific performance or other equitable remedies. There has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default or give rise to rights of reversion, termination or acceleration) under any Material Contracts on the part of the Company or, to the Company’s Knowledge, any party to any thereof, and performance of any such Material Contract will not have a Company Material Adverse Effect. As of the date of this Agreement, the Company is not a party to or bound by any Contract (i) that restricts the Company’s, or after the Merger would restrict the Surviving Corporation’s or Parent’s, ability to conduct the Company’s business, (ii) that imposes on the Company any material obligations (including, without limitation, to pay contingent payments or license fees) not reflected in the Company Financial Statements, or (iii) that obligates the Company to make any payment or take any action which would violate any Law.
     4.13 Intellectual Property Rights.
     (a) The Company owns, free and clear of any Lien, or is licensed to use, all Intellectual Property useful in or necessary to conduct its Business (the “Company Intellectual Property”) and, except as set forth in Section 4.13A of the Company Disclosure Schedule, the Company has the exclusive right to use such Company Intellectual Property.
     (b) No claim has been asserted, or to the Knowledge of the Company, threatened by any person, with respect to the use of the Company Intellectual Property by the Company or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and no basis for any such claim exists.
     (c) Neither the use of the Company Intellectual Property by the Company in the current or planned conduct of its business, nor the manufacture, marketing, distribution, use or sale of any current product or service of the Company or of any product or service identified for development by the Company, infringes on the Intellectual Property rights of any person.
     (d) Section 4.1C of the Company Disclosure Schedule is complete and accurate, and all Company Registered Intellectual Property listed in Section 4.1C of the Company Disclosure Schedule has the status indicated therein and, unless provided otherwise in Section 4.1C of the Company Disclosure Schedule, is in good standing and has not been abandoned. The Company has made all statutorily required filings and payments, if any, to record and maintain its interests and taken reasonable actions to protect its rights in the Company Registered Intellectual Property.
     (e) The Company Registered Intellectual Property is valid and to the Knowledge of the Company, has not been challenged in any judicial or administrative proceeding.
     (f) To the Knowledge of the Company, no person or entity nor such person’s or entity’s business or products has infringed or misappropriated any Company

Intellectual Property owned by the Company, or currently is infringing or misappropriating any Company Intellectual Property owned by the Company.
     (g) To the Knowledge of the Company, no employee or consultant of the Company is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees or noncompetition agreement between such employee or consultant and a third party that has been violated or will be violated as a result of the Merger. Except as set forth in Section 4.13G of the Company Disclosure Schedule, all employees and consultants of the Company have signed a confidentiality and assignment of inventions agreement, true and correct copies of which have been delivered to Parent, and each such agreement is, and after the Effective Time shall remain, the legal, binding and enforceable obligation of such employee or consultant.
     (h) Except as set forth in Section 4.1C of the Company Disclosure Schedule, the Company has not granted any license rights or otherwise transferred to a third party any Company Intellectual Property owned by the Company, or agreed to indemnify any third party with respect to any alleged infringement or misappropriation of any third party’s Intellectual Property by the Company’s business or products, except in connection with the sale or testing of products or services of the Company in the ordinary course.
     4.14 Assets. The material fixtures, equipment, facilities and tangible operating assets of the Company are suitable for the uses for which they are presently used or intended to be used, free from defects and in good operating condition (ordinary wear and tear excepted) in all material respects and are sufficient for the conduct of the Company’s business as currently conducted. All such assets are being and have been properly and regularly serviced and maintained by the Company in a manner that would not void or limit the coverage of any warranty thereon in any material respect. All improvements and modifications of such facilities by the Company, the Company’s uses of such facilities and all such facilities and their uses conform to applicable zoning and building Laws in all material respects. The Company has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all tangible assets that are reflected on the books and records of the Company or are used in the operations of the Company, free and clear of any Liens except Liens for current taxes or assessments not yet due and payable.
     4.15 Accounts Receivable. All accounts and notes receivable shown on the Interim Balance Sheet are, and all accounts and notes receivable created up to the Effective Time will be, except to the extent already paid, valid and collectible (net of reserves therefor reflected on the Interim Balance Sheet) obligations owing to the Company, not subject to any defenses or set-offs. The Company has no outstanding, and has not made any arrangements for, any notes or accounts receivable from any director, officer or Stockholder.
     4.16 Inventories. Except as specifically set forth in Section 4.16 of the Company Disclosure Schedule, (a) the quantities of all Inventories of the Company (net of reserves therefor reflected on the Interim Balance Sheet) are reasonable and balanced in the circumstances of the Company and (b) the Inventories of the Company are not obsolete, damaged, slow-moving, defective or excessive. Section 4.16 of the Company Disclosure Schedule sets forth a true and complete list of the addresses of all warehouses or other facilities and customers in which or with whom Inventories of the Company are located, and in each such case, indicates whether the facility contains Inventories relating to the Business.
     4.17 [Reserved].
     4.18 Insurance Policies. All policies of insurance listed in Section 4.1H of the Company Disclosure Schedule are in full force and effect, have been issued for the benefit of the Company by properly licensed reputable insurance carriers, and to the Company’s Knowledge are customary for the assets, business and operations of the Company. The Company has promptly and properly notified its insurance carriers of any and all material claims known to it with respect to its operations or products for which it is insured.
     4.19 Labor Agreements. The Company is not a party to any collective bargaining agreement with any labor organization. To the Company’s Knowledge, the Company has not committed any unfair labor practice. There is not currently pending or, to the Knowledge of the Company, threatened a demand for recognition from any labor union with respect to, and the Company has no Knowledge of any attempt that has been made or is being made to organize, any of the persons employed by the Company. There is no strike, slow-down, work stoppage or lockout, or to the Company’s Knowledge any threat thereof, by or with respect to any of the employees of the Company. To the Company’s Knowledge, there is no strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any supplier of the Company. The Company has no Knowledge of any Company employee’s intention to make a claim against the Company, for any reason, and to the Company’s Knowledge no basis for any such claim exists. No employee of the Company has notified the Company that he or she intends to terminate employment with the Company from and after the Closing.
     4.20 Benefit Plans.
     (a) Except as set forth on Section 4.20 of the Company Disclosure Schedule, the Company does not sponsor, maintain, or contribute to, nor has it, within the past five years, sponsored, maintained, participated in or contributed to or been required to contribute to, any “employee pension benefit plan” (“Pension Plan”), as such term is defined in Section 3(2) of ERISA, including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Any Pension Plan set forth on Section 4.20 of the Company Disclosure Schedule is in compliance with applicable provisions of ERISA, the Code, and other applicable Law and the Company has performed in all material respects its obligations under such Pension Plan, other than any amendment required to be made to maintain its qualification for which the “remedial amendment period” as defined in Section 401(b) of the Code has not expired.
     (b) The Company does not sponsor, maintain, participate in or contribute to, nor has it, within the past five years, sponsored, maintained, participated in or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.
     (c) Except as set forth on Section 4.20 of the Company Disclosure Schedule, the Company does not sponsor, maintain, participate in or contribute to any “employee welfare benefit plan” (“Welfare Plan”), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan is in compliance in all material respects with the provisions of ERISA, the Code, and all other applicable Laws, including, but not limited to, Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA. The Company has not established, participated in or contributed to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.
     (d) Except as set forth in Sections 4.1I or 4.1J of the Company Disclosure Schedule or as required by state or federal Laws, the Company does not maintain, participate in or contribute to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the “Compensation Plans”).
     (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans set forth in Section 4.1J of the Company Disclosure Schedule, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company would be subject to any material liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable Law.
     (f) The IRS has issued either favorable determination letters or opinion letters (with respect to any prototype or volume submitted plan document) with respect to all Company Pension Plans that are intended to be qualified under Section 401(a) of the Code. The Company has provided to Parent summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and, where applicable, complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals.
     (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
     (h) Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.
     4.21 Contracts with Related Parties. There are no agreements or contracts between the Company and any officer, director, or Stockholder of the Company or, to the Company’s Knowledge, any entity in which any such officer, director or Stockholder owns a more than five percent (5%) equity interest that would entitle such Person to receive consideration as a result of the consummation of the transactions contemplated by this Agreement. There is no physician who will be entitled to receive consideration as a result of the consummation of the transactions contemplated by this Agreement.
     4.22 Relations with Certain Parties. Since December 31, 2008, no supplier of the Company has cancelled any material contract or order for provision of, and, to the Knowledge of the Company, there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the Company either prior to or following the Merger.
     4.23 Product Liability Claims. The Company has not incurred any uninsured or insured Product Liability, or received a claim based upon alleged Product Liability, with respect to products tested, manufactured, distributed or sold prior to the Effective Time and, to the Knowledge of the Company, no basis for any such claim exists. To the Knowledge of the Company, the Company does not have any liability or obligation with respect to any Product Liability, whether or not heretofore asserted. The Company has not had any product recalls related to products tested, manufactured, distributed or sold prior to the Effective Time.
     4.24 Product Candidate Registration Files. The Company has in its possession (and the same are included in the Company’s assets) copies of all the material documentation filed in connection with filings made by the Company for regulatory approval or registration of the Product Candidate.
     4.25 Environmental Matters. Except in material compliance with all applicable Laws, (a) there are no Hazardous Materials (as defined below) in, on, or under any properties owned, leased or used at any time by the Company, and (b) the Company has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials. The Company has not received any written notice of any alleged claim, violation of or liability under any Environmental Law (as defined below) that has not heretofore been cured or for which there is any remaining material liability. The Company has available for inspection by Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company in the possession or control of the Company. For the purposes of this Section 4.25, (i) “Environmental Laws or Regulations” means all legal requirements relating to pollution, protection of the environment or exposure of any individual to Hazardous Materials, including Laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
     4.26 Business and Marketing Plans. The Company has made available to Parent all written business plans or marketing programs used in the past or currently employed by the Company.
     4.27 Absence of Certain Business Practices. Neither the Company nor any officer, employee or agent of the Company nor, to the Company’s Knowledge, any other person acting on their behalf, has directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) in violation of any applicable Law or regulation.
     4.28 Minute Books. The Company has previously made available to Parent or its representatives all of its and its Subsidiaries’ minutes of meetings of and corporate actions or written consents by the Stockholders, Boards of Directors, and committees of the Boards of Directors of the Company, and all such minutes, actions and consents are accurate and complete.
     4.29 No Finders. No act of the Company has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, financial advisory fee, investment banking fee or other like payment in connection with the transactions contemplated herein.
     4.30 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken all action necessary to prevent the application of any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation, or the provisions of any applicable anti-takeover provisions in the Articles of Incorporation or Bylaws of the Company, to this Agreement or any of the transactions contemplated hereby or thereby.
     4.31 HSR Act. The Merger is not subject to the HSR Act.
     4.32 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.
     4.33 Disclosure. Without limitation of the representations and warranties contained in this Article 4, no representation or warranty by the Company in this Agreement, and no information disclosed in the Company Disclosure Schedule, contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUBSIDIARY
     Parent and Merger Subsidiary hereby jointly and severally make the following representations and warranties to the Company:
     5.1 Corporate Existence and Authorization.
     (a) Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     (b) Each of Parent and Merger Subsidiary has the requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated hereby to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Board of Directors of Merger Subsidiary and by Parent as the sole Stockholder of Merger Subsidiary, and no other proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or the other agreements contemplated hereby to which each is a party, as applicable, or to consummate the transactions contemplated hereby and thereby. No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated in this Agreement or the other agreements contemplated hereby to which it is a party. Parent has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery to the Company Stockholders upon consummation of the Merger.
     (c) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and other similar rights affecting creditors rights generally and general equitable principles. Other than the Merger Subsidiary, Parent has no Subsidiaries.

     (d) Parent has delivered to the Company (or made publicly available via EDGAR) complete and correct copies of the Certificate of Incorporation and Bylaws Parent and Merger Subsidiary, in each case as amended through the date of this Agreement.
     5.2 Non-Contravention; Necessary Consents. The authorization and approval by the Boards of Directors of Parent and Merger Subsidiary, the execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent or Merger Subsidiary is a party subject to any applicable requirements of the HSR Act and similar Laws of foreign countries, and the consummation of the transactions contemplated hereby and thereby will not:
     (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or other organizational documents of the Parent or Merger Subsidiary;
     (b) violate any statute, law, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Parent or Merger Subsidiary or any of their respective properties or assets may be bound;
     (c) require any filing (except for the filing and recordation of appropriate merger documents as required by the DGCL and applicable federal and state securities laws) with or permit, consent, or approval to be obtained from any third party, Governmental Body or any nongovernmental self-regulatory agency; or
     (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or Merger Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which Parent or Merger Subsidiary is a party, or by which it or any of its properties or assets may be bound, except with respect to clauses (b) through (d), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individual or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent or Merger Subsidiary from otherwise performing its obligations under this Agreement.
     5.3 Capitalization.
     (a) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 24,392,759 shares are issued and outstanding as of March 30, 2011. All (i) outstanding shares of Parent Common Stock are, (ii) additional shares of Parent Common Stock issued after the date hereof and prior to the Effective Time, if any, will be, and (iii) shares of Parent Common Stock issued pursuant to this Agreement will be, duly authorized and validly issued, fully paid and nonassessable, not subject to any preemptive rights, rights of first refusal or other Liens created by any Person (other than the Company Stockholders), and issued in compliance with all applicable federal and state securities Laws.

     (b) As of March 30, 2011, there are 6,576,174 shares of Parent Common Stock reserved for issuance pursuant to the Parent Option Plan, of which there are outstanding Parent Stock Options to purchase an aggregate of 5,541,982 shares of Parent Common Stock. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws. Except as set forth above, as of the date of this Agreement, there are no Parent Stock Purchase Rights and there are no agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, grant, extend or enter into any such agreement, arrangement or undertaking. The Parent Option Plan that is filed as an exhibit to the Parent Reports is a complete and correct copy thereof as in effect on the date hereof.
     (c) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or to pay any dividend or make any other distribution in respect thereof or to provide financing to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. As of the date hereof, there are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of stock of Parent. There are no outstanding notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having he right to vote) on any matters on which holders of Parent Common Stock may vote.
     (d) There are no rights of first refusal, co-sale rights or registration rights granted by Parent with respect to Parent’s capital stock and in effect as of the date hereof. The execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights under Parent’s stockholder rights plan nor require any Parent rights to be exercised, distributed or triggered.
     5.4 Litigation. There is no litigation, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or Merger Subsidiary has received any notice of assertion, against Parent or Merger Subsidiary, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or Merger Subsidiary, in each case, by or before any Governmental Body, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, impair in any material respect the ability of Parent or Merger Subsidiary to perform their obligations hereunder or prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.
     5.5 Parent Reports.
     (a) Parent has filed all Parent Reports required to be filed with the SEC on or prior to the date hereof. Each Parent Report has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Parent Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
     (b) The consolidated financial statements of Parent included in the Parent Reports (the “Parent Financial Statements”) have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and Merger Subsidiary as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).
     (c) Since September 30, 2010, except for publicly disclosed matters and actions taken in connection with this Agreement and the transactions contemplated hereby, (i) Parent has conducted its business in the ordinary course, and (ii) there has not been any Parent Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Between September 30, 2010 and the date hereof, no event has occurred (other than the execution of this Agreement) that requires or will require Parent to file a Form 8-K with the SEC that has not been filed prior to the date hereof by Parent.
     (d) No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302, 404 or 906 of the Sarbanes-Oxley Act with respect to any Parent Report, and each of such certifications and statements contain no qualification or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the SEC or any other Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, as they apply to Parent.
     5.6 Compliance with Legal Requirements. Parent and Merger Subsidiary are in compliance with all Laws applicable to Parent or Merger Subsidiary, as applicable, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Bodies (collectively, “Parent Permits”) necessary for the lawful conduct of its business, and all such Parent Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is in compliance with the terms of all Parent Permits, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     5.7 Merger Subsidiary. All outstanding shares of capital stock of Merger Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Since the date of its incorporation, Merger Subsidiary has not carried on any business other than in connection with the entering into of this Agreement and the agreements contemplated hereby or conducted any operations, and has no debts, liabilities, obligations, restrictions, disabilities or duties other than as contemplated by this Agreement and the agreements contemplated hereby, and the performance of its obligations hereunder and thereunder.
ARTICLE 6
COVENANTS
     6.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, unless Parent shall otherwise consent in writing, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations according to its ordinary and usual course of business, consistent with past practice and in a manner that preserves the accuracy of the Company’s representations and warranties herein. The Company will use its commercially reasonable efforts to preserve substantially intact its Business, to keep available the services of its officers and key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers, and others having relationships with the Company. The Company will promptly advise Parent of any change in the management, present or planned business, prospects, properties, liabilities, results of operations, or financial condition of the Company. The Company will, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of Stockholders, customers, vendors, employees, distributors, or others associated with the Company relating to the transactions contemplated hereby or to the operation of the Company after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company will not, without the prior written consent of Parent, do any of the following:
     (a) Except for the Authorized Charter Amendment, amend its Articles of Incorporation, Bylaws or other governing documents;
     (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities exercisable for the purchase of, or convertible into, shares of stock of any class (other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Purchase Rights outstanding on the date of this Agreement, (ii) the acceleration of vesting of, or repricing of, Company Stock Purchase Rights in accordance with Section 2.7(a), (iii) the conversion of any Stock Purchase Rights; and (iv) the issuance of up to 20,000,000 additional shares of Company Common Stock in connection with the Seed Financing, the conversion of the Stock Purchase Rights and the Debt Conversion Agreements) (collectively, the “Permitted Issuances”);

     (c) split, combine, or reclassify any shares of its capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities (other than as specifically contemplated by this Agreement);
     (d) other than trade payables incurred in the ordinary course of business and consistent with past practice (i) create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or (ii) make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset;
     (e) (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except as required by existing contractual commitments or applicable Law; (ii) pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant, except as provided in Section 2.7(a); or (iii) except as required by existing contractual commitments or applicable Laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by Law);
     (f) except in the ordinary course of business, sell, transfer, distribute to its Stockholders, mortgage, license, sublicense or otherwise dispose of or encumber any assets or properties of the Company in any manner;
     (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, considered as a whole, except purchases of inventory, materials and supplies in the ordinary course of business and consistent with past practice;
     (h) make or agree to make any capital expenditure or expenditures;
     (i) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any joint ventures or any other agreements, protocols or work plans pursuant to agreements with third parties, commitments, or contracts that are material to the Company (except contracts, agreements or understandings expressly provided for or contemplated by this Agreement);

     (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding nor any consulting or service contract with any consulting or service contract with any health care professional or hospital or other medical office, facility or clinic (except contracts, agreements or understandings expressly provided for or contemplated by this Agreement), or enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts the Company’s, or after the Merger would restrict the Surviving Corporation’s or Parent’s, ability to conduct any line of business;
     (k) change in any material respect its general credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;
     (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;
     (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable Law or regulation or by a change in GAAP and concurred with by the Company’s independent public accountants;
     (n) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return (except as required to do so by Law) or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes;
     (o) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Body (including, but not limited to, the FDA) or any nongovernmental self-regulatory agency;
     (p) knowingly take any action, or knowingly fail to take any action, that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied on or before the Outside Date;
     (q) issue any press release or make any public announcement relating to the subject matter of this Agreement; or
     (r) agree or consent, whether in writing or otherwise, to do any of the foregoing.
     6.2 Conduct of Business by Parent.
     (a) Parent agrees that during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement or unless the Company shall otherwise consent in writing, during the period from the date of this

Agreement to the Effective Time, Parent shall, (i) maintain its existence in good standing under applicable Law and (ii) comply in all material respects with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.
     (b) Without limiting the foregoing, Parent agrees that during the period from the date of this Agreement to the Effective Time, Parent shall not (except as expressly contemplated, permitted or required by this Agreement, or with the prior written approval of the Company): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Parent Stock Purchase Rights; (iii) issue any additional shares of its capital stock to any third party; (iv) knowingly take any action, or knowingly fail to take any action, that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied on or before the Outside Date; (v) adopt a plan of complete or partial liquidation or dissolution; (vi) amend the Parent Certificate of Incorporation or Parent Bylaws; or (vii) agree to take any of the actions described in this Section 6.2(b).
     6.3 Access and Information; Confidentiality.
     (a) Access and Information. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors) or pursuant to applicable Law, the Company shall afford to Parent and to Parent’s accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, data, contracts, commitments, and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company’s businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, clinical data and studies and evaluations, patient results, regulatory compliance, officers, employees, third party clinical investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. The Company’s obligation to afford access and provide information pursuant to the preceding sentence shall include, without limitation, such access and information as Parent shall deem necessary to enable Parent, or a third party designated by Parent, to conduct a full audit of the Company’s product performance and quality, pilot studies, clinical data and results, patient results, compliance with FDA regulations, policies and procedures, quality systems compliance, manufacturing scale-up relations and dealings with third party physicians and other clinical investigators, health care professionals, medical clinics/offices and consultants, and related performance, manufacturing, and compliance matters concerning the

Company’s products. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company’s businesses and, in connection therewith, Parent shall be entitled to be kept informed concerning, the Company’s operations and business planning. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
     (b) Confidentiality. All information obtained by Parent pursuant to Section 6.2(a) shall be subject to the confidentiality and other provisions of that certain Mutual Confidential Disclosure Agreement between Parent and the Company dated February 7, 2011 (the “Confidentiality Agreement”).
     6.4 Third Party Consents. The Company will, at its cost and expense, obtain all approvals and consents of all third parties necessary on the part of the Company, or otherwise identified by Parent, to promptly consummate the Merger.
     6.5 Expenses. Except as provided otherwise herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses; provided, however, that, in addition to any Permitted Indebtedness assumed by Parent, if the Merger is consummated Parent shall pay 50% of the audit fees incurred by the Company.
     6.6 No Solicitation or Negotiation.
     (a) Between the date hereof and the earlier to occur of (x) the termination of this Agreement, and (y) the Effective Time, the Company will not, and will cause its officers, directors, employees, agents, representatives and affiliates not to, directly or indirectly, take any of the following actions with any Person other than Parent or its affiliates: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets, license, sublicense or otherwise), any portion of its voting stock, or securities which are convertible into voting stock, or any other equity interest in the Company, in each case in excess of 5% of the aggregate voting capital of the Company, or any material part of its (tangible or intangible) assets (whether by way of purchase, license, sublicense or otherwise), other than in connection with (1) the Debt Conversion Agreements, (2) any conversion of the Stock Purchase Rights or (3) any issuance in connection with the Seed Financing (a “Proposed Acquisition”); (ii) provide information with respect to it to any Person, other than Parent and its affiliates, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any Proposed Acquisition of the Company; or (iii) enter into any agreement with any Person providing for the Proposed Acquisition of the Company. The Company will, and will cause officers, directors, employees, representatives, agents and Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Subsidiary conducted prior to the date hereof with respect to any Proposed Acquisition and shall notify any such Person with whom it has had any such discussions during the prior 180 days that the Company is no longer seeking the making of any Proposed Acquisition and thereby withdraws any request or consent theretofore given to the making of a Proposed Acquisition and shall request the return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement substantially in the form of, and with terms at least as restrictive in all material respects on such Person or group as, the Confidentiality Agreement is on Parent, the Company may, at any time prior to the approval of this Agreement by the Required Company Stockholder Vote, furnish information (so long as all such information has previously been made available to Parent or Merger Subsidiary or is made available to Parent or Merger Subsidiary prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written proposal for a Proposed Acquisition received after the date hereof and not resulting from a breach of this Section 6.6 only to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such proposal, that such Proposed Acquisition constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below), (ii) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law and (iii) the Company has provided Parent prior written notice of its intent to take any such action at least two (2) Business Days prior to taking such action.
     (b) The Company will promptly (and in any event within two (2) Business Days) (i) notify Parent if any such information is requested or any such negotiations or discussions regarding a Proposed Acquisition are sought to be initiated, (ii) communicate to Parent and Merger Subsidiary the identity of the Person or group making such request or inquiry and the material terms of such request, inquiry or Acquisition Proposal and (iii) provide copies of any written communications or other documents received from or sent to or on behalf of the potential acquirer that describe the financial or other material terms of such Proposed Acquisition. The Company will keep Parent and Merger Subsidiary reasonably informed of the status of any such discussions or negotiations and shall promptly (and in any event within 24 hours) notify Parent and Merger Subsidiary of any modifications to the financial or other material terms of any such Proposed Acquisition.
     6.7 Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the Company and Parent agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the Stockholder Representative shall take all such necessary action as requested by Parent.
     6.8 Regulatory Approvals. Each party hereto shall use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all governmental authorities that may be or become necessary for its and its Affiliates’ execution and delivery of this Agreement and the consummation of the Merger and shall cooperate fully with the other party in promptly seeking to obtain and maintain all such authorizations, consents, orders and approvals. The parties hereto agree not to take any action or omit to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals; provided neither Parent, its Affiliates, nor the Company shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any material assets or categories of material assets or, with respect to Parent and its Affiliates, any of the businesses, product lines or assets of Parent or any of its Affiliates, or take any action that would have a Parent Material Adverse Effect.
     6.9 Certain Notifications. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company to satisfy any of the conditions specified in Section 7.1 or 7.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or the Merger Subsidiary to satisfy any of the conditions specified in Section 7.1 or 7.3.
     6.10 Company Stock Purchase Rights. Prior to the Closing Date, the Company shall take all necessary action to facilitate the treatment of the Company Stock Purchase Rights as contemplated in Section 2.7 hereof.
     6.11 Company Stockholder Approval.
     (a) The Company, acting through the Board of Directors of the Company, shall as promptly as practicable after the date of this Agreement hold a special meeting of the Company Stockholders or seek the written consent of the Company Stockholders for the purpose of securing the Required Company Stockholder Vote to approve the Agreement and the Merger. Except to the extent expressly permitted by Section 6.11(b) below, neither the Company nor the Board of Directors of the Company shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, the approval of this Agreement or the Plan of Merger or its recommendation that the Company Stockholders approve this Agreement and the Plan of Merger, in each case, as set forth in Section 4.3, (ii) approve or recommend, or propose publicly to approve or recommend, any Proposed Acquisition or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement entered into in accordance with Section 6.5) related to any Proposed Acquisition. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall submit this Agreement to the Company Stockholders for approval without regard to whether the Board of Directors of the Company has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, its recommendation that the Company Stockholders approve this Agreement.
     (b) Notwithstanding the foregoing, the Board of Directors of the Company may withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to the Parent or Merger Subsidiary, its recommendation (any such action, a “Recommendation Change”) that the Company Stockholders approve this Agreement and the Merger only if (i) the Company has received a bona fide unsolicited written proposal for a Proposed Acquisition that did not result from a violation of Section 6.5, (ii) the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written proposal for a Proposed Acquisition, that such Proposed Acquisition constitutes a Superior Proposal and that it intends to accept or recommend such Proposed Acquisition as a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after receiving advice of outside counsel, that the failure to take such action would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law, (iv) the Company provides Parent prior written notice of its intent to take any such action at least four (4) Business Days prior to taking such action, including all of the terms and conditions of such Proposed Acquisition (a “Notice of Superior Proposal”), (v) during such four (4) Business Day period, the Company negotiates in good faith with Parent and Merger Subsidiary (to the extent that Parent and Merger Subsidiary wish to negotiate) to enable Parent and Merger Subsidiary to make an offer that is at least as favorable to the Company Stockholders as such Proposed Acquisition, (vi) Parent and Merger Subsidiary do not, within such four (4) Business Day period, make an offer that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of the proposal, to be at least as favorable to the Stockholders of the Company as such Proposed Acquisition; provided, that, in the event of any amendment to the financial or other material terms of such Proposed Acquisition, the Company shall be required to deliver to Parent and Merger Subsidiary an additional written Notice of Superior Proposal, and the four (4) Business Day period referenced above shall expire on the later of (x) four (4) Business Days after Parent’s and Merger Subsidiary’s receipt of each such additional Notice of Superior Proposal or (y) the original expiration date of the four (4) Business Day period, and (vii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Subsidiary after receipt of such notice, continues to believe that such Proposed Acquisition constitutes a Superior Proposal.
     (c) For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide Proposed Acquisition (except the references therein to “5%” shall be replaced by “50%”) made in writing, in respect of which the Board of Directors of the Company has determined in good faith, after consultation with its outside financial advisor and outside legal counsel and after taking into account the legal, financial, financing and other aspects of such unsolicited bona fide written proposal for a Proposed Acquisition, would result in a transaction that is (x) more favorable, from a financial point of view, to the Stockholders of the Company than the Merger (after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Subsidiary) and (y) reasonably likely to be consummated without unreasonable delay.
     6.12 Company Stockholder Materials.
     (a) Promptly after the execution of this Agreement, the Company shall, in consultation with Parent, deliver a proxy or information statement, form of proxy (as applicable) and all information that may be required to be given to the Company Stockholders pursuant to the DGCL and Regulation D of the Securities Act in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning dissenters’ rights under the DGCL (the “Company Stockholder Materials”) to all Company Stockholders entitled to receive such under the DGCL. The Company Stockholder Materials shall also include a description of the material terms of this Agreement and the transactions contemplated hereby, and shall include information related to both the Company and Parent that is reasonably necessary for compliance with the foregoing. Prior to the delivery of the Company Stockholder Materials, the Company shall have given the Parent and its counsel a reasonable opportunity to review and comment on the Company Stockholder Materials. The Company Stockholder Materials shall include the Company Board Recommendation in favor of this Agreement and the Merger and the conclusion of the Company Board that the terms and conditions of the Merger are in the best interests of the Company Stockholders. Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Company Stockholder Materials shall be made without the approval of Parent. None of the information supplied by the Company or Parent for inclusion or incorporation by reference in the Company Stockholder Materials will, at the time the information is first published, sent or given to Company Stockholders, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of the parties hereto becomes aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Company Stockholder Materials to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform the other parties hereto and take the necessary steps to correct the Company Stockholder Materials.
     (b) The Company shall not take any action on its part that would result in, or reasonably be expected to result in, the issuance of the Merger Consideration to the Company Stockholders failing to constitute a valid “private placement” under the Securities Act. Without limiting the generality of the foregoing, the Company shall (1) provide each Company Stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both Parent and the Company, and (2) use its reasonable efforts to cause each Company stockholder to attest that such stockholder either (i) is an “accredited investor” as defined in Regulation D of the Securities Act, (ii) has such knowledge and experience in financial and business matters that the Company Stockholder is capable of evaluating the merits and risks of receiving the Merger

Consideration, or (iii) has appointed an appropriate person reasonably acceptable to both Parent and the company to act as such Company Stockholder’s representative in connection with evaluating the merits and risks of receiving the Merger Consideration.
     6.13 Indemnification of Company Officers and Directors.
     (a) For the period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (the “Company Indemnified Liabilities”) of or in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such person is or was a director or officer of the Company (the “Company Indemnified Proceedings”), whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after the Effective Time and (ii) all Company Indemnified Liabilities based on, or relating to this Agreement or the transactions contemplated hereby (to the extent that such losses, claims, damages, costs, expenses, liabilities or judgments or amounts arose from or are related to this Agreement or the transactions contemplated hereby), in each case to the fullest extent a corporation is permitted by law to indemnify its own directors and officers.
     (b) For a period of six (6) years following the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Company Indemnified Parties.
     (c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain, in respect of acts or omissions occurring prior to or at the Effective Time (including such acts or omissions in connection with this Agreement and the transactions contemplated hereby), and pay all premiums and other costs with respect to policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Company and other Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies, for a period of six (6) years after the Effective Time; provided that the Company shall first consult with Parent and shall obtain and pay for such policies only on terms reasonably acceptable to Parent. From and after the Effective Time, the Surviving Corporation will not take any action to cancel such policies. If the Company and the Surviving Corporation for any reason fail to obtain such insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the directors’ and officers’ liability insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance for such six- (6-) year period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof.
     6.14 Operations After Effective Time. After the Effective Time, Parent shall have sole and absolute discretion in the manner in which the business and activities of the Surviving Corporation and any other Affiliates of Parent are conducted, including without limitation all decisions concerning the scope and timing of any activities relating to product development, product and clinical testing, regulatory submissions and approval processing, product abandonment, marketing, changes in business plans and budgets, and any and all other actions relating to the operations and activities of the Surviving Corporation.
     6.15 Registration Rights. Subject to reasonable and customary black-out periods in the case of certain public offerings by Parent as may be requested by the managing underwriter in connection with such offerings (but in no event more than one hundred eighty (180) days during any twelve month period), Parent shall, at its own expense (excluding underwriting commissions and discounts), file within ten (10) days following the Closing Date, a registration statement with the SEC under the Securities Act on Form S-3 (or such other appropriate form for which Parent is then eligible to use) covering the resale of the shares of Parent Common Stock representing the Aggregate Stock Consideration (the “Registration Statement”) and shall use its reasonable best efforts to have such registration statement declared effective by the SEC. Parent shall maintain the effectiveness of the Registration Statement for a period ending on the earlier of (i) the date on which the securities covered thereby may be sold without any volume restrictions under Rule 144 of the Securities Act, and (ii) the date on which all securities covered by the Registration Statement have been sold and the distribution thereby has been completed.
     6.16 FIRPTA Compliance/Tax Matters. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3). Prior to the Closing, the Company, and after the Closing, the Stockholder Representative, will provide information in a timely manner at the reasonable request of Parent to assist in calculating the availability of tax attributes under Internal Revenue Code Section 382.
     6.17 Press Releases and Public Announcements. From the date hereof and prior to the Closing Date, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and the Company; provided, however, that any party hereto may issue any press release, make any public announcement or file any document or application with any Governmental Body or other Person as and to the extent required (as determined in the reasonable discretion of the respective party or its legal counsel) under applicable Laws, provided such party gives reasonable advance written notice and opportunity to comment to the other parties.
     6.18 Debt Conversion Agreements; Permitted Liabilities. In the event there are any third parties with whom the Company did not enter into Debt Conversion Agreements prior to date hereof, the Company shall enter into such agreements prior to the Closing Date or otherwise make other arrangements to eliminate any such liabilities, such that the Company’s total liabilities do not exceed $1,000,000 as of the Closing Date, exclusive of fees owed to the Company’s auditors pursuant to Section 6.5 hereof (the “Permitted Liabilities”). Prior to the Effective Time, the Company shall deliver to Parent a schedule of all the liabilities comprising the Permitted Liabilities as of the Closing Date, which shall include the parties to whom such liabilities are owed, a brief description of each liability and the amount of each such liability (the “Permitted Liabilities Schedule”). The Company shall keep Parent informed of any negotiations with third parties regarding the forgiveness or conversion of debt prior to the Closing Date, and shall provide Parent with copies of all documentation related to same, including copies of any Debt Conversion Agreements and other evidence regarding forgiveness, settlement, cancellation or conversion of the Company’s liabilities.
     6.19 Tax Matters.
     (a) Stockholder Representative shall cause, as applicable, the Company to prepare and timely file, all Tax Returns for all taxable periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”) that are required to be filed by the Company after the Closing Date. The Company Stockholders shall pay or cause to be paid all Taxes due with respect to the Pre-Closing Tax Periods. A copy of each such Tax Return will be provided to Parent within fourteen (14) days prior to the due date (including extensions) for the filing thereof, and Parent will have the right to review and comment on each such Tax Return and require reasonable changes thereto.
     (b) Parent shall cause, as applicable, the Surviving Corporation to prepare and file any required Tax Returns for taxable periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Parent shall pay or cause to be paid with such Tax Returns all Taxes due in connection therewith relating to Business operations during Post-Closing Tax Periods and the Company Stockholders shall pay all Taxes due in connection therewith relating to Business operations during Pre-Closing Tax Periods. A copy of each such Tax Return will be provided to the Stockholder Representative within fourteen (14) days prior to the due date (including extensions) for the filing thereof, and the Stockholder Representative will have the right to review and comment on each such Tax Return. Any Taxes relating to Straddle Periods will be apportioned between the pre-Closing Date period and post-Closing Date period in accordance with the provisions of Section 6.19(c).
     (c) For purposes of this Agreement, whenever it is necessary to determine the amount of Taxes (or the non-payment thereof) of the Company for any taxable period that includes the Closing Date (but does not begin or end on the Closing Date) (a “Straddle Period”), the determination of the Taxes for the Pre-Closing Tax Period and the Post-Closing Tax Period shall be determined: (i) in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Date and closing the books of the Company as of such date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis; (ii) in the case of Taxes not described in clause (i) that are imposed on a periodic basis and measured by the level of any item, shall be deemed to be the amount of such Taxes (including any minimum) for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire period; and (iii) in the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 6.19(c) shall be computed by reference to the level of such items on the date of the Closing Date.
     (d) Parent and the Stockholder Representative shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation, filing and execution of Tax Returns and any action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information or portions thereof that are reasonably relevant to any such Tax Return or action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or, to the extent necessary, to testify at any such proceeding. The Parties agree to retain all books and records with respect to Tax matters pertinent to Pre-Closing Tax Periods of the Company until ninety (90) days after the expiration of the statute of limitations applicable to the Tax period for which the books and records relate. Any information obtained under this Section 6.19(d) shall be kept confidential, except as otherwise may be necessary in connection with the filing of Tax Returns or in the conduct of an action with respect to Taxes. Parent and the Stockholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party with respect to the Company and/or the transactions contemplated by this Agreement.
     (e) Parent shall have the power to control all actions relating to Taxes and to settle, compromise or litigate all Tax matters relating to the Company, except that to the extent the matter relates to a Pre-Closing Tax Period and reasonably could be expected to give rise to an indemnification obligation on the part of any Company Stockholders pursuant to this Agreement, the Stockholder Representative shall have the option to participate in the action at its cost.
     (f) From and after the Closing, at the reasonable request of the Stockholder Representative and at the Stockholder Representative’s sole expense, the Company will use commercially reasonable efforts not to fail to collect any Pre-Closing Tax Refund; provided, however, the Company, at its sole discretion, may elect to waive the entire carryback period with respect to a net operating loss incurred during a Post-Closing Tax Period. The Company shall pay to Stockholder Representative, for distribution to Company Stockholders (based on each Company Stockholder’s pro rata portion of the Merger Consideration), an amount equal to any Pre-Closing Tax Refund, together with any interest thereon, received after the Closing Date within fifteen (15) days of such receipt; provided, however, that if there is a subsequent adjustment to any such Pre- Closing Tax Refund (or interest thereon), and if the Company is subsequently required to repay any such Pre-Closing Tax Refund (or interest thereon) previously distributed pursuant to this Section 6.19(f), then any such payment or payments promptly shall be adjusted appropriately by means of a payment from the Stockholder Representative and the Company Stockholders, as applicable, to the Company equal to the amount of such adjustment (limited, however, to the amount of the Pre-Closing Tax Refund, and any interest thereon, previously distributed to the Stockholder Representative and the Company Stockholders pursuant to this Section 6.19(f)).
     (g) Parent on one hand and Company Stockholders on the other hand (based on each Company Stockholder’s pro rata portion of the Merger Consideration) shall each be liable for and shall pay fifty percent of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.
     (h) For the federal income Tax period immediately following the Closing, the Company shall be included on the federal consolidated return of the Parent.
     (i) From and after the Closing, Parent shall not amend any Tax Returns for a period that includes any date on or before the Closing Date unless (i) such amendment is required by applicable Law or (ii) Parent has obtained the consent of the Stockholder Representative, which consent shall not be unreasonably withheld provided that such amendment shall have no material adverse effect on the Company Stockholders.
ARTICLE 7
CLOSING CONDITIONS
     7.1 Conditions to Obligations of Parent, Merger Subsidiary, and the Company. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
     (a) No Injunction. None of Parent, Merger Subsidiary, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States or elsewhere that is then in effect and (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the Company or the assets or business of the Company.
     (b) Company Stockholder Approval. The Required Company Stockholder Vote shall have been obtained in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws.
     (c) Antitrust. Any waiting period (and any extension thereof) under any applicable antitrust statute or regulation applicable to the transactions contemplated by the Agreement shall have expired or been terminated

     7.2 Conditions to Obligations of Parent and Merger Subsidiary. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:
     (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Company set forth in Article 4 that is qualified by reference to a materiality qualifier shall be true and correct in all respects, and each of the representations and warranties of the Company not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article IV), except that such representations and warranties that are made as of a specific date need only be true and correct as of such date.
     (b) No Material Adverse Effect. There shall not have been an occurrence or nonoccurrence of any event which results or might reasonably be expected to result in a Company Material Adverse Effect.
     (c) Covenants. The Company shall have performed and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing in all material respects, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.
     (d) Consents. The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance reasonably satisfactory to Parent, including without limitation, the Required Company Stockholder Vote, and Parent and Merger Subsidiary shall have received evidence reasonably satisfactory to them of the receipt of such permits, authorizations, consents, and approvals.
     (e) Consulting and Employment Agreements. (1) Parent shall have received an executed Consulting Agreement from George Peoples; and (2) Parent shall have received executed Employment Agreements from each of Robert Kennedy and Mark Schwartz.
     (f) Legal Opinion. Snell &Wilmer LLP shall have executed and delivered to Parent a legal opinion in form and substance mutually acceptable to Snell &Wilmer LLP and Parent’s counsel substantially in the form set forth in Exhibit C, subject to customary assumptions and limitations.
     (g) Absence of Claims. There shall be no claims outstanding or threatened by any Company Stockholders or other parties that may adversely effect the Company’s assets or the Business as conducted by the Company prior to the Effective Time or by the Surviving Corporation after the Effective Time.
     (h) Liabilities. The Company’s total liabilities shall not be equal to an amount greater than $1,000,000, inclusive of Permitted Liabilities and any trade payables.

     (i) Appraisal Rights. The aggregate number of Dissenting Shares shall not exceed five (5%) percent of the Company Capital Stock outstanding as of the record date for the meeting of the Company Stockholders to approve the Agreement.
     (j) CVR Agreement. Parent shall have received from the Stockholder Representative and the Exchange Agent an executed CVR Agreement substantially in the form annexed hereto as Exhibit A.
     (k) Escrow Agreement. Parent shall have received from the Stockholder Representative and the Escrow Agent an executed Escrow Agreement substantially in the form annexed hereto as Exhibit B.
     (l) Certified Documents. The Company shall have delivered to Parent each of the following:
     (i) a certificate from an officer of the Company in a form reasonably acceptable to the Parent, dated as of the Closing Date, stating that the applicable conditions specified in Section 7.2(a), (b), & (c) have been satisfied;
     (ii) a certified copy of the resolutions duly adopted by the Board of Directors of the Company and the Company Stockholders authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby;
     (iii) a certificate of good standing from the Secretary of the State of Delaware with respect to the Company, dated no more than five (5) Business Days prior to the Closing Date.
     7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:
     (a) Representations and Warranties True. Each of the representations and warranties of Parent and Merger Subsidiary set forth in Article 5 that is qualified by reference to a materiality qualifier shall be true and correct in all respects, and each of the representations and warranties of the Company not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article 5), except that such representations and warranties that are made as of a specific date need only be true and correct as of such date.
     (b) Covenants. Parent and Merger Subsidiary shall have performed and complied with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing in all material respects, and the Company shall have received a certificate to such effect signed by the President or other authorized officer of Parent.

     (c) CVR Agreement. The Company shall have received from Parent and the Exchange Agent an executed CVR Agreement substantially in the form annexed hereto as Exhibit A.
     (d) Escrow Agreement. The Company shall have received from Parent, Merger Subsidiary and the Escrow Agent an executed Escrow Agreement substantially in the form annexed hereto as Exhibit B.
     (e) No Material Adverse Effect. There shall not have been an occurrence or nonoccurrence of any event which results or might reasonably be expected to result in a Parent Material Adverse Effect.
     (f) Certified Documents. Parent and Merger Subsidiary shall have delivered to the Company:
     (i) a certificate from an officer of each of Parent and Merger Subsidiary in a form reasonably acceptable to the Company, dated as of the Closing Date, stating that the applicable conditions specified in Section 7.3(a) & (b) have been satisfied and stating the number of issued and outstanding shares of Parent Common Stock as of the Closing Date; and
     (ii) a certificate of good standing from the Secretary of the State of Delaware with respect to Parent and Merger Subsidiary, respectively, dated no more than five (5) Business Days prior to the Closing Date.
ARTICLE 8
TERMINATION AND ABANDONMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Stockholders of the Company, only:
     (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;
     (b) by either Parent or the Company if the Merger shall not have been consummated on or before June 15, 2011 (the “Outside Date”); provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date;
     (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority in the United States or elsewhere has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;
     (d) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 7.1 or Section 7.2 will not be satisfied (“Terminating Company Breach”); or

     (e) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 7.1 or Section 7.3 will not be satisfied (“Terminating Parent Breach”).
     (f) by the Company at any time prior to the receipt of the Required Company Stockholder Vote if, (i) the Company has determined that a bona fide, unsolicited, written proposal for a Proposed Acquisition constitutes a Superior Proposal, (ii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger offered by Parent and Merger Subsidiary following receipt of a Notice of Superior Proposal, continues to believe that such Proposed Acquisition constitutes a Superior Proposal and (iii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into a definitive agreement for the transaction contemplated by such Superior Proposal. Upon termination pursuant to this Section 8.1(f), the Company shall immediately prior to or substantially concurrently with such termination pay Parent an amount equal to the greater of five percent (5%) of the value of the Aggregate Stock Consideration on (1) the date of this Agreement, or (2) the date of termination, as determined by averaging the last closing sale prices for Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, on the last five (5) Business Days immediately preceding the applicable date (the “Break-up Fee”).
     (g) by Parent, if (i) the Company shall have materially breached its obligations under Section 6.6 or 6.11, or (ii) the Board of Directors of the Company shall have taken any of the actions set forth in Section 6.6 which are not permitted by the terms thereof. Upon termination pursuant to this Section 8.1(g), the Company shall immediately pay Parent an amount equal to the Break-up Fee.
     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to any paragraph of Section 8.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to this Section, Section 6.3(b), Section 6.5, Section 6.17 and Article 10. Nothing herein shall relieve any party from liability for fraud or the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE 9
INDEMNIFICATION
     9.1 Indemnification of Parent and Merger Subsidiary. Subject to the limitations set forth in this Article 9, from and after the Closing, the Company Stockholders (other than holders of Dissenting Shares) shall severally, and not jointly (based on each such Company Stockholder’s pro rata portion of the Merger Consideration), defend and hold harmless Parent and Merger Subsidiary and each of their Affiliates (including the Company), and their respective officers, directors, Stockholders, agents and managers (Parent and Merger Subsidiary and such other indemnities referred to in this Article 9 as “Parent Indemnified Parties”) of, and, from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), whether or not involving a third party claim (collectively, “Indemnifiable Losses”), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any of the following:
     (a) any breach of any representation or warranty of the Company contained in this Agreement or any agreement, certificate or document executed and delivered by the Company pursuant hereto or in connection with any of the transactions contemplated by this Agreement;
     (b) any breach of any covenant or agreement of the Company contained in this Agreement or any agreement, certificate or document executed and delivered by the Company pursuant hereto or in connection with any of the transactions contemplated by this Agreement;
     (c) all pending or threatened litigation or legal claims against the Company in existence as of the Closing Date, including those referenced on the Company Disclosure Schedule, or based upon an event that occurred prior to the Closing Date;
     (d) any failure of the Company to obtain any consent or other approval required in order to permit them to consummate the transactions contemplated by this Agreement;
     (e) demands by Company Stockholders under Section 262 of the DGCL (which shall include without limitation amounts paid to such holders with respect to such demands in excess of the consideration payable to holders of the Company Common Stock pursuant to Article 2 of this Agreement, as well as attorneys’ fees and expenses incurred in connection with such demands);
     (f) any liabilities related to matters set forth on Schedule 9.1; and
     (g) any and all actions, suits, proceedings, claims or demands by third parties or assessment or judgments in their favor, directly resulting or arising from any of the foregoing or any allegations thereof.
     9.2 Indemnification by Parent. Parent shall indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Indemnifiable Losses incurred or suffered by the Company Stockholders resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any of the matters described in clauses (i) through (iii) below:
     (a) any breach of any representation or warranty of Parent or Merger Subsidiary contained in this Agreement or any agreement, certificate or document executed and delivered by Parent or the Merger Subsidiary pursuant hereto;

     (b) any breach of any covenant or agreement of Parent or Merger Subsidiary contained in this Agreement or any agreement, certificate or document executed and delivered by Parent or Merger Subsidiary pursuant hereto; and
     (c) any and all actions, suits, proceedings, claims or demands by third parties or assessment or judgments in their favor, directly resulting or arising from any of the foregoing or any allegations thereof.
     9.3 Indemnification Claims.
     (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any legal proceeding against such Indemnified Party that such Indemnified Party reasonably believes will result in an Indemnifiable Loss pursuant to this Article 9 (a “Third Party Action”). Such notification shall be given within 20 days after receipt by the Indemnified Party (which, in the case of Company Stockholders, shall mean the Stockholder Representative) of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that a delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. In the event Parent or any of its Affiliates is the Indemnified Party, Parent shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Party Action, as to which indemnification will be sought by Parent hereunder. The Indemnifying Party shall not be entitled to control the defense of any Third Party Action, unless the Indemnifying Party (i) admits its liability for indemnification hereunder and (ii) demonstrates its ability to pay its indemnification obligation. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Indemnifiable Losses for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 9.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
     (b) In order to seek indemnification under this Article 9, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.
     (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, (A) if the Indemnifying Party is the Company Stockholders, the Response shall be accompanied by an acknowledgement executed by the Stockholder Representative reflecting the appropriate set off first against the Escrow Shares, and then to the extent applicable, to any issuances which may become due under the CVR Agreement, (B) if the Indemnifying Party is the Parent, the Response shall be accompanied by a payment by the Parent to the Exchange Agent, by check or wire transfer for distribution to Company Stockholders of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment or acknowledgement, as the case may be, by the Indemnifying Party to the Indemnified Party of the Agreed Amount, as set forth in clause (i) above), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
     (d) If the Indemnifying Party disputes the Claim Notice as set forth in (c)(iii) above, such dispute will be resolved in accordance with Section 10.12.
     9.4 Limitations.
     (a) Except as provided in Section 9.4(b) below, the Parent Indemnified Parties shall assert claims for, or reduce payments under the CVR Agreement, as the result of, Indemnifiable Losses under Section 9.1 only if any individual Indemnifiable Loss or aggregate Indemnifiable Losses exceeds $50,000, in which case, subject to the limitations set forth in this Article 9, the Parent Indemnified Parties shall be entitled to indemnification for the entire amount of Indemnifiable Losses incurred by the Parent Indemnified Parties. For purposes of determining Indemnifiable Losses only, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality qualifier set forth in such representation or warranty, and all references to materiality qualifiers shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.
     (b) The “basket” limitation of Section 9.4(a) shall not apply to Indemnifiable Losses resulting from, arising out of, or based upon (i) any fraud or intentional misrepresentation by the Company, or (ii) any breach of the representations made in Sections 4.2 (Organization), 4.3 (Authorization), 4.4 (Capitalization), 4.11 (Taxes), 4.13 (Intellectual Property Rights), or 4.29 (No Finders) but such Indemnifiable Losses shall be subject to the other limitations set forth in this Article 9.

     (c) Except for, Section 4.3 (Authorization), 4.4 (Capitalization) and Section 4.14 (Assets), which shall survive indefinitely, and Sections 4.8 (Compliance with Laws), 4.11 (Taxes), and 4.25 (Environmental Laws), which shall survive for a period of time equal to the statute of limitations applicable thereto, all representations and warranties in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (the “Survival Period”) for a period of twelve (12) months following the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance. Any obligation of a party to indemnify another party pursuant to this Article with respect to breaches of representations and warranties other than those listed in the first sentence of this subsection that survive indefinitely or for the applicable statute of limitations, shall terminate upon expiration of the Survival Period; provided, however, that such obligations to indemnify (i) shall not terminate with respect to a particular item as to which, before the expiration of the Survival Period, the party seeking indemnification has made a claim by delivering a Claim Notice (in accordance with the terms of this Article) to the Stockholder Representative or Parent, as applicable, and (ii) shall not terminate with respect any fraudulent misrepresentation made on the part of the Company, Parent or Merger Subsidiary in this Agreement or in any certificate delivered by or on behalf of the Company, Parent or Merger Subsidiary pursuant hereto.
     9.5 Exclusive Remedy. Except in the event of any fraud or intentional misrepresentation by the Company or any Company Stockholder, the rights of the Parent Indemnified Parties to indemnification pursuant to this Article 9 shall be the sole and exclusive remedy of the Parent Indemnified Parties and shall be limited as set forth in Section 9.4, and as follows: from and after the Effective Time, the Parent Indemnified Parties shall recover Indemnifiable Losses only from the Escrow Shares, one-half of which shall be eligible for release on the date that is six (6) months after the Closing Date (the “First Release Date”) and the remaining half shall be eligible for release upon the expiration of the Survival Period after the Closing Date, pursuant to the terms and conditions of the Escrow Agreement; provided, however, that in the event that Parent identifies any Indemnifiable Losses and submits any corresponding Claim Notices (in accordance with the terms of this Article) to the Stockholder Representative prior to the First Release Date, no Escrow Shares will be released on the First Release Date until the final resolution of such claims in accordance with this Agreement and the Escrow Agreement. Notwithstanding the foregoing, and for the sake of clarity, the Parties acknowledge and agree that with respect to certain Intellectual Property Losses (as defined in the CVR Agreement), Parent and the Company Stockholders (as represented by the Stockholder Representative) shall share the cost of, and mutually bear the risk of, such Intellectual Property Losses pursuant to the terms and conditions set forth in the CVR Agreement, regardless of whether such Intellectual Property Losses constitute Indemnifiable Losses hereunder.
     9.6 Waiver of Subrogation. From and after the Closing, the Company Stockholders shall not have any rights to indemnification, contribution or subrogation from Parent and Merger Subsidiary, the Company, or their successors, whether pursuant to Parent and Merger

Subsidiary’s, the Company’s or their successors’ Articles or Certificate of Incorporation, Bylaws or other governing instruments, insurance policies or otherwise, with respect to acts or events that give rise to a claim by Parent and Merger Subsidiary under Section 9.1.
     9.7 Company’s Indemnification of Parent and Merger Subsidiary. In the event the Closing does not occur, the obligations set forth in Section 9.1 shall be the obligations of the Company.
     9.8 Cooperation as to Indemnified Liability. Each party hereto shall cooperate with the other parties with respect to reasonable access to books, records, or other documentation within such party’s control, if deemed reasonably necessary or appropriate by any party in the defense of any claim that may give rise to indemnification hereunder.
ARTICLE 10
MISCELLANEOUS
     10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the approval and adoption of this Agreement by the Company Stockholders, provided that after approval and adoption of this Agreement by the Stockholders of the Company, no amendment shall be made which requires further approval by the Stockholders of the Company without such further Stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the parties hereto.
     10.2 Waiver of Compliance; Consents. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.
     10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally by commercial courier service, federal express or otherwise or (ii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day), of transmission, by telecopier, or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) If to Parent or Merger Subsidiary, to it at:
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605

Attn: Chief Executive Officer
Facsimile: 508-767-3862
with separate copies thereof addressed to( which shall not constitute notice to Parent):
Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Christopher J. Melsha
Facsimile: 612-492-7077
     (b) If to the Company, to it at:
Apthera, Inc.
8418 E. Shea Blvd., Suite 100
Scottsdale, Arizona 85260
Attn: Robert E. Kennedy
Facsimile: 480-348-9709
with separate copies thereof addressed to (which shall not constitute notice to the Company):
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St.
Phoenix, AZ 85004
Attn: Daniel M. Mahoney
Facsimile: 602-382-6070
     (c) If to the Stockholder Representative, to him/her at:
Robert E. Kennedy
9450 E. Larkspur Dr.
Scottsdale, AZ 85260
with separate copies thereof addressed to (which shall not constitute notice to the Stockholder Representative):
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St.
Phoenix, AZ 85004
Attn: Daniel M. Mahoney
Facsimile: 602-382-6070

     10.4 Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto; provided, that Parent or Merger Subsidiary may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Subsidiary, as the case may be, of its obligations hereunder. Except for the provisions of Article 2 and Section 6.13, this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement.
     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of law). EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES BETWEEN THE PARTIES ARISING FROM THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT.
     10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     10.7 Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.
     10.8 Entire Agreement. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.
     10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that monetary damages for such nonperformance would be inadequate as a remedy, and therefore the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     10.11 Stockholder Representative.
     (a) By virtue of the approval and adoption of this Agreement by the delivery of the Required Company Stockholder Vote, each Company Stockholder (for purposes of this Section 10.11, Company Stockholders shall not include any holder of Dissenting Shares) shall be deemed to have agreed to appoint the Stockholder Representative to act as the authorized representative of the Company Stockholders with respect to all matters requiring any action or decision by the Company Stockholders. The Stockholder Representative shall thereupon be authorized as agent and attorney-in-fact for each Company Stockholder, for and on their behalf, to enforce all of their rights under this Agreement, including, without limitation, (i) to give and receive notices and communications, (ii) to authorize delivery to any Indemnified Party of Escrow Shares in satisfaction of claims by such Indemnified Party, (iii) to dispute that the Indemnified Party is entitled to receive any Escrow Shares, (iv) to agree to, negotiate, enter into settlements and compromises of, to demand arbitration and comply with orders of courts and awards of arbitrators, and (v) to enforce and to take all actions either (1) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (2) specifically mandated by the terms of this Agreement, the Escrow Agreement or the CVR Agreement. Such appointment may be changed by a majority in interest of the Company Stockholders from time to time upon not less than thirty (30) days’ prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless a majority in interest of the Company Stockholders agree to such removal and to the identity of the substituted representative. Notwithstanding the foregoing, the Stockholders’ Representative may resign at any time by providing written notice of intent to resign to the Company Stockholders, which resignation shall be effective upon the earlier of (A) thirty (30) calendar days following delivery of such written notice or (B) the appointment of a successor by the holders of a majority in interest of the Company Stockholders. Any vacancy in the position of Stockholder Representative may be filled by approval of a majority in interest of the Company Stockholders. No bond shall be required of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each Company Stockholder.
     (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as the Stockholder Representative while acting without gross negligence, bad faith and willful misconduct. The Stockholders’ Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Representative may engage attorneys, accountants and other professionals and experts. The Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Company Stockholders shall severally, and not jointly, indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants, and other professional experts retained by the Stockholder Representative (the “Stockholder Representative Indemnified Losses”).
     (c) The Stockholder Representative will serve without compensation but will be reimbursed for any expenses incurred or anticipated to be incurred without gross negligence, bad faith and willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants, and other professional and experts retained by the Stockholder Representative (“Stockholder Representative Expenses”).
     (d) Each Company Stockholder will be obligated to the Stockholder Representative for his, her or its pro rata portion of the Stockholder Representative Indemnified Losses and Stockholder Representative Expenses; provided, however, that the costs of indemnification for any Stockholder Representative Indemnified Losses or reimbursement of any Stockholder Representative Expenses (including the costs and expenses of enforcing this right of indemnification) shall be paid initially from the principal portion of the Reimbursement Fund, which Stockholder Representative may liquidate into cash at his sole discretion.
     (e) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon each of such Company Stockholders. Parent, the Surviving Corporation and the Company Stockholders may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Company Stockholders, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Stockholder Representative on behalf of the Company Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
     (f) The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Company Stockholder shall not terminate the authority and agency of the Stockholders’ Representative provided by this Section 10.11 with respect to such Company Stockholder.
     10.12 Dispute Resolution. All claims, disputes and other matters in controversy (herein called a “Dispute”) arising directly or indirectly out of or related to this Agreement or the other agreements referred to herein, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, will be resolved exclusively according to the procedures set forth in this Section 10.12.
     (a) Negotiation. The parties will attempt to settle Disputes arising out of or relating to this Agreement, or the breach thereof, by a meeting of two designated representatives of each party within five days after a request by either of the parties to the other party asking for the same.

     (b) Mediation. If such Dispute cannot be settled at such meeting, either party within five days of such meeting may give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties will attempt in good faith to resolve the Dispute by mediation in Los Angeles, California under the Commercial Mediation Rules of AAA in effect on the date of the Dispute Notice. The parties will select a person who will act as the mediator under this subsection (b) within 60 days of the date of this Agreement. If the Dispute has not been resolved by mediation as provided above within 30 days after delivery of the Dispute Notice, then the Dispute will be determined by arbitration in accordance with the provisions of subsection (c) below.
     (c) Arbitration. Any Dispute that is not settled through mediation as provided in subsection (b) above will be resolved by arbitration in Los Angeles, California, governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this subsection (c), by a single arbitrator. The arbitrator selected, in order to be eligible to serve, will be a lawyer with at least 15 years experience specializing in business matters. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, AAA will appoint the arbitrator who will meet the foregoing criteria. The arbitrator will base the award on applicable law and judicial precedent and, unless both parties agree otherwise, will include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     (d) Notwithstanding the foregoing or anything in this Agreement to the contrary:
     (i) Upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated; and
     (ii) Either party will have the right to apply to any court for an order to specifically enforce their rights under this Agreement and the other agreements contemplated by this Agreement, including but not limited to a party’s obligation to close the transaction and the confidentiality provisions contained in this Agreement.
     (e) Costs and Attorneys’ Fees. If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.
     (f) Tolling of Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this Section 10.12 are pending. The parties will take such action, if any, required to effectuate such tolling.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Parent:
RXI PHARMACEUTICALS CORPORATION
	By:	/s/ Mark J. Ahn
Mark J. Ahn
	Its:	President and Chief Executive Officer

Merger Subsidiary:	DIAMONDBACK ACQUISITION CORP.
	By:	/s/ Mark J. Ahn
Mark J. Ahn
	Its:	President

Company:	APTHERA, INC.
/s/ Mark Schwartz
By: Mark Schwartz
Its: Chief Executive Officer

Stockholder Representative:
	By:	/s/ Robert E. Kennedy
Robert E. Kennedy

Exhibit A
CONTINGENT VALUE RIGHTS AGREEMENT
BY AND AMONG
RXI PHARMACEUTICALS CORPORATION,
[EXCHANGE AGENT],
AND
ROBERT E. KENNEDY, IN HIS CAPACITY AS
THE STOCKHOLDER REPRESENTATIVE
_______________ ____, 20__

i

CONTINGENT VALUE RIGHTS AGREEMENT
     THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [ ], 2011 (this “Agreement”), by and among RXi Pharmaceuticals Corporation, a Delaware corporation (“Parent”), and [ ], as exchange agent (the “Exchange Agent”), and Robert E. Kennedy, an individual acting as the Company Stockholders’ representative (the “Stockholder Representative”) in favor of each person who from time to time holds one or more Contingent Value Rights (the “CVRs”) to receive cash payments or stock issuances in the amounts and subject to the terms and conditions set forth herein.
     WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of March 31, 2011 (the “Merger Agreement”), by and among Parent, Diamondback Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Apthera, Inc., a Delaware corporation (the “Company”), and with respect to Section 10.11 and other sections explicitly identified in the Merger Agreement, the Stockholder Representative;
     WHEREAS, pursuant to the Merger Agreement, Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent;
     WHEREAS, in the Merger, one CVR will be issued in respect of each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares and those shares described in Section 2.3(b)(ii) of the Merger Agreement); and
     WHEREAS, Parent desires that the Exchange Agent act as its special agent for the purposes of effecting the distribution of the Merger Consideration to the holders of Company Common Stock, including (i) the Closing Consideration, and (ii) the CVRs.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below, as indicated elsewhere in this Agreement, or as defined in the Merger Agreement:
     (a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
     (b) all capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;
     (c) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (d) Unless the context requires otherwise, references herein (i) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (ii) to a statute, ordinance or regulation mean such statute, ordinance or regulation as amended from time to time and includes any successor thereto.
     (e) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with GAAP, as in effect on the date hereof.
     (g) Any reference herein to the sale price of Parent Common Stock on NASDAQ shall be deemed to refer to any alternative exchange or OTBB on which the Parent Common Stock or the capital stock of any successor entity may be traded.
     “Affiliate” of a specified person means any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Delaware, Massachusetts, or Arizona are authorized or obligated by law or executive order to remain closed.
     “Clinical Trial” means the Phase III clinical trial of the Product Candidate sponsored by Parent, the Surviving Corporation, or an Affiliate or licensee thereof.
     “Combination Product” means any Product Candidate that comprises a Product Candidate sold in conjunction with another active component (whether packaged together or in the same therapeutic formulation or otherwise) or service.
     “CVR Register” has the meaning set forth in Section 2.3(b).
     “CVR Registrar” has the meaning set forth in Section 2.3(b).
     “FDA” means the United States Food and Drug Administration or any successor agency.
     “GAAP” means United States Generally Accepted Accounting Principles.

     “Governmental Entity” means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.
     “Holder” means a Person in whose name a CVR is registered in the CVR Register.
     “Intellectual Property” means all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (a)(1) patents, patent applications, proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not reduced to practice or patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, logos, domain names and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (4) trade secrets and other confidential information; (b) all registrations, applications, and recordings for, and amendments, modifications, improvements, extensions, continuations, continuations-in-part, re-examinations and reissues to any of the foregoing; and (c) licenses or other similar agreements granting rights to use any of the foregoing.
     “Intellectual Property Losses” means all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs, expenses, fees or royalties (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith, and any amounts or expenses required to be paid or incurred in connection with any license agreement, action, suit, proceeding, claim, appeal, demand, assessment, judgment), whether or not involving a third party (collectively, “Losses”), resulting from, arising out of, or imposed upon or incurred by Parent (or any Affiliate thereof) in connection with any of the Intellectual Property acquired by Parent pursuant to the Merger Agreement (the “Acquired IP”), including without limitation, Losses related to (i) Parent’s failure to own to have the right to use any portion of the Acquired IP that is useful or necessary to conduct the Business, (ii) Parent’s use of the Acquired IP (including pursuant to any license agreement included in the Acquired IP), (iii) infringement by Parent due the conduct of Parent’s business, or the manufacture, marketing, distribution, use or sale of any product covered by any Acquired IP; (iv) the validity of the Acquired IP; (v) inventorship of the Acquired IP; (vi) license or indemnification obligations with respect to any alleged infringement or misappropriation of any third party’s intellectual property by Parent arising from the Acquired IP (collectively, “Intellectual Property Losses”), regardless of whether any of the foregoing Intellectual Property Losses constitute an Indemnifiable Loss under the Merger Agreement; provided, however, that the foregoing shall not include any payment made or expenses incurred in connection with the Clinical Study Agreement entered into with Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., effective October 29, 2007, or any licenses resulting therefrom.

     “Law” means any foreign, federal, state, local or municipal laws, rules, judgments orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees or requirements of any Governmental Entity.
     “Merger” shall have the meaning set forth in the Recitals of this Agreement.
     “Merger Agreement” shall have the meaning set forth in the Recitals of this Agreement.
     “Milestone” means each of (i) Milestone #1, (ii) Milestone #2, (iii) Milestone #3, (iv) Milestone #4, and (v) Milestone #5.
     “Milestone #1” means enrollment of the first patient in the Clinical Trial, but only if the foregoing Milestone is achieved no later than the Milestone Target Date.
     “Milestone #2” means the earliest to occur of (i) an Early Interim Analysis (EIA) in respect of the Clinical Trial the receipt of which does not cause the discontinuance of the Clinical Trial, or (ii) enrollment of seventy (70) patients in the Clinical Trial, but only if one of the foregoing occurs no later than the Milestone Target Date.
     “Milestone #3” means U.S. Regulatory Approval of Parent’s new drug application or biologic license application for the Product Candidate, which U.S. Regulatory Approval permits Parent to market such Product Candidate immediately, but only if the foregoing Milestone is achieved no later than the Milestone Target Date. For the avoidance of doubt, an “approvable letter” or similar communication published by the FDA shall not constitute approval for purposes of the foregoing.
     “Milestone #4” means cumulative Net Sales of the Product Candidate exceeding one hundred million dollars ($100,000,000), but only if the foregoing Milestone is achieved no later than the Milestone Target Date.
     “Milestone #5” means cumulative Net Sales of the Product Candidate exceeding three hundred million dollars ($300,000,000), inclusive of Milestone #4, but only if the foregoing Milestone is achieved no later than the Milestone Target Date.
     “Milestone Payment” means, as applicable, (i) one million dollars ($1,000,000), with respect to the achievement of Milestone #1; (ii) one million dollars ($1,000,000), with respect to the achievement of Milestone #2; (iii) five million dollars ($5,000,000), with respect to the achievement of Milestone #3, (iv) ten million dollars ($10,000,000), with respect to the achievement of Milestone #4, and (v) means fifteen million dollars ($15,000,000), with respect to the achievement of Milestone #5. Each of the foregoing Milestone Payments may be paid in cash or in shares of Parent Common Stock, as determined in Parent’s discretion. If Parent elects the latter, the number of shares shall be calculated based upon the value of Parent’s Common Stock, which shall be equal to the closing price for Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, on the day prior to the applicable Milestone being achieved.

     “Milestone Target Date” means with respect to all Milestones, the date that is five (5) years from the later of (i) the expiration, invalidation or rejection of the last patent or patent application included in the patents exclusively licensed to the Surviving Corporation from The University of Texas M. D. Anderson Cancer Center, The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. or otherwise covering any portion of the Product Candidate, including all patent adjustments and extensions thereof, (ii) the latest to expire of any new drug product exclusivity granted by the FDA or any foreign Governmental Entity with respect to the Product Candidate, including but not limited to orphan drug status or data exclusivity periods granted under The Biologics Price Competition and Innovation Act or any foreign equivalent, or (iii) to the extent Parent acquires an exclusive license on any Invention pursuant to the Clinical Study Agreement entered into with Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., effective October 29, 2007, the expiration of such exclusive license. If any Milestone does not occur by the Milestone Target Date, the CVRs underlying each such Milestone will terminate and all rights thereunder and all rights in respect thereof under this Agreement shall cease.
     “Net Sales” means the sum of, without any duplication, the gross revenues received by Parent, its Affiliates or its licensees from the sale of any Product Candidate throughout the world, less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by Parent, its Affiliate or its licensee in each of their respective official books and records, in accordance with GAAP and consistent with the financial statements and/or regulatory filings with the United States Securities and Exchange Commission, if any, of Parent, its Affiliate or its licensee.
     Product Candidate provided to third parties without charge, in connection with research and development, the Clinical Trial, other clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples shall be excluded from the computation of Net Sales.
     Notwithstanding the foregoing, in the event a Product Candidate is sold as a Combination Product Candidate in the United States, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product Candidate by the fraction A/(A+B), where A is the gross invoice price of the Product Candidate if sold separately and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately. If no such separate sales are made by Parent, its Affiliates or licensees, Net Sales of the Combination Product shall be calculated in a manner determined by Parent in good faith based upon the relative value of the active components of such Combination Product.
     “Parent Common Stock” means common stock of Parent.
     “Party” shall mean the Exchange Agent, Parent and/or the Stockholder Representative, as applicable.

     “Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
     “Product Candidate” means E75 + GM-CSF, known as Neuvax, as used in the currently pending clinical trial sponsored by Parent, Surviving Corporation, or an Affiliate or licensee thereof.
     “Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, and all other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any transferee or secondary liability in respect of any tax (whether imposed by Law, contractual agreement or otherwise) and any liability in respect of any Tax as a result of being a member of any Affiliated Group, and shall include all liabilities under any unclaimed property Law.
     “U.S. Regulatory Approval” means all approvals from the FDA necessary for the commercial manufacture, marketing and sale of a Product Candidate in the United States.
ARTICLE 2
CONTINGENT VALUE RIGHTS
2.1 Appointment of Exchange Agent. Parent hereby appoints [ ] as the Exchange Agent to act as Exchange Agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and the Exchange Agent hereby accepts such appointment.
2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.
2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a)	Not Certificated. The CVRs shall not be evidenced by a certificate or other instrument.

(b)	CVR Register. The Exchange Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Exchange Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c)	Transfer Requests. Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Parent and the CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.

(d)	Change of Address Requests. A Holder (or the Stockholder Representative, on behalf of a Holder) may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.
2.4 Payment Procedures.
(a)	Milestone Compliance Certificates. Within 10 Business Days following the occurrence of any Milestone, Parent shall deliver to the Exchange Agent and the Stockholder Representative a certificate (each a “Milestone Compliance Certificate”) certifying that the Holders are entitled to receive the applicable Milestone Payment Amount and establishing a payment date with respect to the applicable Milestone Payment Amount that is within 5 Business Days of the date of the issuance of such certificate. Each such Milestone Compliance Certificate shall specify whether the applicable Milestone Payment shall be made in cash or in shares of Parent’s Common Stock. Upon payment of the applicable Milestone Payment Amount, no further payment by Parent pursuant to this Agreement shall be required with respect to such Milestone. The Stockholder Representative shall be responsible for distributing any Milestone Compliance Certificate to the Holders.

(b)	Non-Compliance Certificates. If (A) prior to the delivery of any Milestone Compliance Certificate events or circumstances occur that cause Parent reasonably to believe that any Milestone Payment will not and cannot occur, or (B) the applicable Milestone has been achieved, but Parent determines that the applicable Milestone Payment shall be subject to the cost-sharing provision set forth in Section 2.4(e) hereof for Intellectual Property Losses, then within 10 Business Days of the occurrence of such events or determinations, as applicable, Parent shall deliver to the Exchange Agent and the Stockholder Representative a certificate (a “Non-Compliance Certificate”) setting forth in reasonable detail the events and circumstances underlying its belief that delivery of such Non-Compliance Certificate is required. The Stockholder Representative shall be responsible for distributing any such Non-Compliance Certificates to the Holders.

(c)	Payment of Milestones. On the applicable payment date, Parent shall cause the Exchange Agent to (i) pay the applicable amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such payment date, or (ii) mail the applicable stock certificates furnished by the Company to the Exchange Agent to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such payment date; in each case, the amount to which each Holder is entitled to receive will be based on the number of CVRs held by such Holder as reflected on the CVR Register.

(d)	Withholding. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(e)	Cost-Sharing for Intellectual Property Losses. During the term of this Agreement (as described in Section 6.11 hereof), Parent shall have the right to set off twenty percent (20%) of any Intellectual Property Losses (the “Stockholder Portion”) against Milestone Payments otherwise payable to the Company Stockholders hereunder. In no event, however, shall Parent be entitled to deduct from any Milestone Payment more than twenty percent (20%) of the value of such Milestone Payment. To the extent that any such deduction is insufficient to cover the Stockholder Portion at the time such a deduction is made, the remaining portion of such Stockholder Portion shall be applied toward the next Milestone Payment that becomes payable by Parent hereunder (“Rolling Losses”). Parent shall have no right of action hereunder against the Company Stockholders to recover any portion of a Milestone Payment that was previously paid. In the event that a Non-Compliance Certificate has been provided pursuant to Section 2.4(b) hereof with respect to any specific Intellectual Property Losses, and provided that Parent and the Stockholder Representative have resolved any objections related to any such Non-Compliance Certificate, Parent shall not be required to submit additional Non-Compliance Certificates in the event it applies a deduction to future Milestone Payments in respect of Rolling Losses.

(f)	Investment of Exchange Fund. The Exchange Agent shall invest any cash held by it for payment to the Holders as directed by Parent on a daily basis. Any interest and other income resulting from such investment shall promptly be paid to Parent.

(g)	Undistributed Amounts. Any cash or stock certificates that remain undistributed to the Holders of CVRs twelve (12) months after the applicable payment date set forth in any Milestone Compliance Certificate, as applicable, shall be delivered to Parent, upon demand, and any Holders of CVRs who have not theretofore received cash or stock certificates in exchange for such CVRs shall thereafter look only to Parent for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any portion of the consideration provided by Parent to the Exchange Agent that remains unclaimed 180 days after termination of this Agreement in accordance with Section 6.11 hereof (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(h)	Objections to Non-Compliance Certificates. Within 60 days of the date of any Non-Compliance Certificate, the Stockholder Representative, on behalf of such Holders, may deliver a written notice to the Exchange Agent and Parent stating that the Holders object to (a “Notice of Objection”) such Non-Compliance Certificate (collectively, the “Determinations”). If Parent does not agree with the objections to the applicable Non-Compliance Certificate set forth in the Notice of Objection, the Determinations that are in dispute shall be resolved by the procedure set forth in Section 6.12, which decision shall be binding on the parties hereto and the Holders. If the Stockholder Representative does not deliver a Notice of Objection to the Exchange Agent within such 60 day period, then the applicable Milestone Payment to which the Non-Compliance Certificate relates shall not be due and payable to the Holders, and Parent and Exchange Agent shall have no further obligations with respect to such payments (but may have obligations with respect to the other payments in accordance with the terms of this Agreement).

(i)	Information. Parent shall furnish to the Exchange Agent or the Stockholder Representative information and documentation in connection with this Agreement and the CVRs, including confidential information of Parent, if necessary, that the Exchange Agent or the Stockholder Representative may reasonably request in connection with the determination of whether a Milestone has occurred or whether the applicable amount of Net Sales have been achieved, provided that both the Exchange Agent and the Stockholder Representative, as applicable, are already parties to, or enter into confidentiality agreements with Parent, providing for confidentiality and non-disclosure obligations with respect to Parent’s confidential information, to Parent’s reasonable satisfaction. The Stockholder Representative shall forward any information and documentation it receives to the Holders who request such information, provided, however, the Stockholder Representative shall redact from any such information any documentation that Parent has marked as “confidential”.
2.5 No Parent Stockholder Rights. The CVRs shall not have any voting, consent, notice or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder. The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger, and shall not convey to the Holders thereof any rights of any kind or nature whatsoever possessed by a stockholder of Parent, either at law or in equity. The rights of a Holder are limited to those expressed in this Agreement.
2.6 Sole Discretion and Decision Making Authority. Notwithstanding anything contained herein to the contrary, the Parties acknowledge that development and commercial potential of the Product Candidate is uncertain and expensive, and as a result, Parent shall have sole discretion and decision making authority over whether to continue to invest, how much to invest in the development of Product Candidate, the timing of development and commercialization activities related to the Product Candidate, including without limitation, with respect activities related to the protection of intellectual property rights, and determinations regarding the jurisdictions in which marketing approval will be sought, and whether and on what terms, if any, to enter into (i) a clinical trial agreement, license or sale agreement related to the Product Candidate, (ii) any other agreement for the development, marketing or sale of the Product Candidate, or (iii) any option to enter into any such agreements.
2.7 Limitation on Use of Parent Common Stock. Notwithstanding anything to the contrary contained herein, under no circumstances shall Parent be permitted to satisfy any Milestone Payment with shares of Parent Common Stock unless such issuance of Parent Common Stock has been approved by the requisite vote of Parent’s stockholders in accordance with Rule 5635(a) of the NASDAQ Listing Rules. If Parent is prohibited or otherwise restricted from distributing Parent Common Stock, it shall not be relieved of its obligation to make payment of the Milestone Payment and such Milestone Payment shall be made all in cash or in a combination of cash and Parent Common Stock, to the extent permitted.
ARTICLE 3
THE EXCHANGE AGENT
3.1 Certain Duties and Responsibilities. The Exchange Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Exchange Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
3.2 Certain Rights of Exchange Agent. The Exchange Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Exchange Agent. In addition:
(a)	the Exchange Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)	the Exchange Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)	in the event of arbitration, the Exchange Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(d)	the Exchange Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(e)	Parent agrees to indemnify the Exchange Agent for, and hold the Exchange Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Exchange Agent’s duties under this Agreement, including the costs and expenses of defending the Exchange Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Exchange Agent’s willful misconduct, bad faith or gross negligence, provided, however, that the Exchange Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Exchange Agent.

(f)	Parent agrees (i) to pay the fees and expenses of the Exchange Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Exchange Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Exchange Agent in the execution of this Agreement (other than taxes measured by the Exchange Agent’s net income). The Exchange Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Exchange Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Exchange Agent of its duties hereunder. An invoice for the Exchange Agent Fee will be rendered a reasonable time prior to, and paid on, the effective date of the transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. Parent agrees to pay to the Exchange Agent any amounts, including fees and expenses, payable in favor of the Exchange Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement; provided, however, that in the event of a resolution in favor of Parent, any amounts, including fees and expenses, payable in favor of the Exchange Agent related to such dispute, resolution or arbitration shall be offset against the amount payable to the Exchange Agent hereunder.

3.3 Resignation and Removal; Appointment of Successor.
(a)	The Exchange Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)	If the Exchange Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Exchange Agent who may be the Shareholder Representative or a Holder but shall not be an officer of Parent. The successor Exchange Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Exchange Agent.

(c)	Parent shall give notice of each resignation and each removal of a Exchange Agent and each appointment of a successor Exchange Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Stockholder Representative. The Stockholder Representative shall forward such notice to the Holders.
3.4 Acceptance of Appointment by Successor. Every successor Exchange Agent appointed hereunder shall execute, acknowledge and deliver to Parent, the Stockholder Representative and to the retiring Exchange Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Exchange Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Exchange Agent; provided, that upon the request of Parent, the Stockholder Representative or the successor Exchange Agent, such retiring Exchange Agent shall execute and deliver an instrument transferring to such successor Exchange Agent all the rights, powers and trusts of the retiring Exchange Agent.
ARTICLE 4
COVENANTS
4.1 List of Holders. The Stockholder Representative shall furnish or cause to be furnished to the Exchange Agent the names, addresses and shareholdings of the Holders immediately prior to effective time of the Merger. After the effective time of the Merger, within five (5) Business Days after receipt by Parent of any such request, Parent shall deliver a list, in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), of the names and the addresses of the Holders as of a date not more than 15 Business Days prior to the time such list is furnished.
4.2 Provision of Milestone Payments. Parent shall promptly provide the Exchange Agent with the applicable cash or shares of Parent Common Stock payable in respect of any Milestone Payment, if any, to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

ARTICLE 5
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
5.1 Parent May Consolidate, Etc.
(a)	Parent shall not consolidate with or merge into any other Person or sell, convey, transfer or license substantially all of its Business assets to any Person (including in connection with a spin-off transaction) (a “Transaction”), unless:
(i)	Parent shall be the continuing Person, or the Person formed by such Transaction or into which Parent is merged or the Person that acquires or becomes the licensee of substantially all of Parent’s Business assets, or, in the case of a spin-off, the Person who has received the largest portion of the Business assets (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed; and

(ii)	Parent or the Surviving Person, as the case may be, shall not immediately after such merger or consolidation, spin-off, or such sale, license or conveyance, be in breach in the performance of any covenant or condition contained herein;

(iii)	Parent has delivered to the Exchange Agent and the Stockholder Representative an officer’s certificate, stating that, to the Company’s knowledge based upon the reasons articulated in such certificate, such successor Person is capable of fulfilling all obligations to be assumed by it under this Agreement, that such Transaction complies with this Article 5 and that all conditions precedent herein provided for relating to such Transaction have been complied with.
(b)	For purposes of this Section 5.1 only, “substantially all of its Business assets” shall mean (i) assets contributing in the aggregate at least 80% of Parent’s revenues for the Business during the then-current period, (ii) assets constituting in the aggregate at least 80% of Parent’s total assets for the Business for the-then current period or (iii) the licenses from The University of Texas M. D. Anderson Cancer Center or The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., including those granted pursuant to the Clinical Study Agreement. “Business” means the Parent’s business, including the business of an Affiliate controlled by Parent, as it relates to the development and commercialization of the Product Candidate.

(c)	Upon any Transaction consummated in accordance with this Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein, and, thereafter, Parent shall be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE 6
OTHER PROVISIONS OF GENERAL APPLICATION
6.1 Notices to Exchange Agent, Parent and Stockholder Representative. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally by commercial courier service, federal express or otherwise or (ii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day), of transmission, by telecopier, or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	If to Parent, to it at:
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605
Attn: Chief Executive Officer
Facsimile: 508-767-3862
with separate copies thereof addressed to (which shall not constitute notice to the Company):
Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Christopher J. Melsha
Facsimile: 612-492-7077
(b)	If to the Exchange Agent, to it at:
_____________________
_____________________
_____________________
(c)	If to the Stockholder Representative, to him at:
Robert E. Kennedy
9450 E. Larkspur Dr.
Scottsdale, AZ 85260
with separate copies thereof addressed to (which shall not constitute notice to the Stockholder Representative):

Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St.
Phoenix, AZ 85004
Attn: Daniel M. Mahoney
Facsimile: 602-382-6070
6.2 Amendments. Subject to applicable Law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the parties hereto. The Stockholder Representative has the authority to represent all of the Holders for purposes of this Section and for purposes of this Agreement.
6.3 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Subject to Article 5 hereof, any reference herein to Parent refers to Parent, any Surviving Person and their successors and assigns.
6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of law).
6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
6.6 Interpretation. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.
6.7 Entire Agreement. This Agreement, including the exhibits and schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.
6.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

6.9 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.
6.10 Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day.
6.11 Termination; Survival. This Agreement shall terminate upon the earliest to occur of (i) 180 days after payment of the last applicable Milestone Payment hereunder; or (ii) the expiration of the Milestone Target Date. Notwithstanding any termination of this Agreement, Parent shall remain obligated to make payment of any Milestone Payment that corresponds to a Milestone achieved prior to the Milestone Target Date.
6.12 Disputes. All claims, disputes and other matters in controversy (herein called a “Dispute”) arising directly or indirectly out of or related to this Agreement or the other agreements referred to herein, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, will be resolved exclusively according to the procedures set forth in this Section 6.12.
(a)	The parties will attempt to settle Disputes arising out of or relating to this Agreement, or the breach thereof, by a meeting of the Stockholder Representative and an authorized representative of Parent within five (5) days after a request by either of the parties to the other party asking for the same.

(b)	If such Dispute cannot be settled at such meeting, either party within five days of such meeting may give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties will attempt in good faith to resolve the Dispute by mediation in Los Angeles, California under the Commercial Mediation Rules of AAA in effect on the date of the Dispute Notice. The parties will select a person who will act as the mediator under this subsection (b) within 60 days of the date of this Agreement. If the Dispute has not been resolved by mediation as provided above within 30 days after delivery of the Dispute Notice, then the Dispute will be determined by arbitration in accordance with the provisions of subsection (c) below.

(c)	Any Dispute that is not settled through mediation as provided in subsection (b) above will be resolved by arbitration in Los Angeles, California, governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this subsection (c), by a single arbitrator. The arbitrator selected, in order to be eligible to serve, will be a lawyer with at least 15 years experience specializing in business matters related to the pharmaceutical industry. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, AAA will appoint the arbitrator who will meet the foregoing criteria. The arbitrator will base the award on applicable law and judicial precedent and, unless both parties agree otherwise, will include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d)	Notwithstanding the foregoing or anything in this Agreement to the contrary, upon the application by either party to a court for an order confirming, modifying or vacating the award, the court will have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and will stipulate to the court) that the findings of fact made by the arbitrator will be final and binding on the parties and will serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

(e)	If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party will be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

(f)	All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified in this Section 6.12 are pending. The parties will take such action, if any, required to effectuate such tolling.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties hereto have caused this Contingent Value Rights Agreement to be duly executed, all as of the day and year first above written.

Parent:	RXI PHARMACEUTICALS CORPORATION
By:
Its:

Exchange Agent:	[EXCHANGE AGENT]
By:
Its:

Stockholder Representative:
By:
Robert E. Kennedy

Exhibit B
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT, dated as of [ ], 2011 (this “Agreement”), is by and among RXi Pharmaceuticals Corporation, a Delaware corporation (“Parent”), Robert E. Kennedy, solely in his capacity as representative of the stockholders of Apthera, Inc. (the “Stockholder Representative”), and [ ] (the “Escrow Agent”). Each capitalized term used in this Agreement but not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement (as defined below). Parent shall provide the Escrow Agent with a true and complete copy of the Merger Agreement for its records and reference.
     WHEREAS, Parent, Diamondback Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Apthera, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative are parties to an Agreement and Plan of Merger, dated as of March 31, 2011 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent;
     WHEREAS, pursuant to the Merger Agreement, Parent shall deposit with the Escrow Agent the Escrow Shares, which will be available to compensate the Parent Indemnified Parties for Indemnifiable Losses pursuant to Article 9 of the Merger Agreement, on the terms and conditions set forth therein; and
     WHEREAS, the parties desire to set forth their understandings with regard to the escrow account established hereunder.
     NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Appointment of Agent. Parent and the Stockholder Representative hereby appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment.
     2. Stockholder Representative. Pursuant to Section 10.11 of the Merger Agreement, the Stockholder Representative has been designated to act as the representative, agent and attorney-in-fact for the Company Stockholders and their successors and assigns for all purposes under this Agreement and, after the Effective Time, the Merger Agreement. The Escrow Agent is hereby relieved from any liability to any person for any acts done by the Escrow Agent in accordance with any notice, direction, consent or instruction of or from the Stockholder Representative under this Agreement.
     3. Establishment of Escrow. At the Effective Time, and in accordance with the terms of the Merger Agreement, Parent shall deliver the Escrow Shares to a special escrow account established by the Escrow Agent on behalf of Parent and the Stockholder Representative for the benefit of the Company Stockholders (the “Escrow Account”). The Escrow Shares shall be represented by one or more stock certificates registered in the name of the Escrow Agent or its nominee. Upon receipt of certificates representing such shares of Parent Common Stock, the

Escrow Agent shall acknowledge in writing receipt of such certificates to Parent and the Stockholder Representative. Any securities of Parent or any other issuer distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account (such securities being considered Escrow Shares for the purposes hereof). The Escrow Agent shall have no responsibility to monitor or compel issuance of any Escrow Shares in its name, but shall merely hold such shares as are delivered, as provided herein. The Escrow Shares held in the Escrow Account, together with any further shares that may be deposited in the Escrow Account by Parent and with any securities or other property deposited in the Escrow Account in accordance with Section 4(c) hereof, less any shares released from the Escrow Account and/or disbursed to Parent, as the case may be, from time to time in accordance with Sections 6 and 7 hereof, shall be referred to herein as the “Escrow Fund.” The Escrow Agent agrees to administer the disposition of the Escrow Fund in accordance with the terms and conditions of this Agreement. The Escrow Fund shall be segregated on the books and records of the Escrow Agent from the other assets of the Escrow Agent and shall be held by the Escrow Agent in trust for the benefit of Parent and the Company Stockholders in accordance with the terms and conditions of this Agreement. The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of, and in accordance with the terms and conditions of, this Agreement.
     4. Voting and Rights of Ownership.
          (a) While the Escrow Shares remain in escrow pursuant to this Agreement, the Company Stockholders will retain and will be able to exercise all incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions of this Agreement. The Escrow Shares held pursuant to this Agreement will be shown as issued and outstanding on the books and records of Parent.
          (b) With respect to the voting rights attached to the Escrow Shares, each Company Stockholder will have the right, in its sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares held in the Escrow Account for the account of such Company Stockholder, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. Parent will deliver to the Escrow Agent sufficient quantities of all notices, solicitations or other documents or information issued to Parent’s stockholders generally with respect to the Parent Common Stock, including, but not limited to, proxy materials, which shall be forwarded by the Escrow Agent to each Company Stockholder and the Stockholder Representative. Any such notice, solicitation or other document or information shall be sent to the Escrow Agent at the same time as they are sent to the stockholders of Parent generally. The Escrow Agent shall have no obligation to solicit consents or proxies from the Company Stockholders for purposes of any such vote. The number of Escrow Shares held in the Escrow Account for the account of each Company Stockholder shall be set forth on Schedule A.
          (c) Any cash dividends distributed prior to the First Release Date (as defined below) in respect of the Escrow Shares shall be promptly distributed by the Escrow Agent to the Company Stockholders by check payable to the Company Stockholders in proportion to the number of Escrow Shares that would be released to the Company Stockholders if the First Release Date occurred on the record date for payment of such dividends. Any cash dividends distributed prior to the Second Release Date (as defined below) in respect of the Escrow Shares shall be promptly distributed by the Escrow Agent to the Company Stockholders by check payable to the Company Stockholders in proportion to the number of Escrow Shares that would be released to the Company Stockholders if the Second Release Date occurred on the record date for payment of such dividends. Any stock dividend paid on the Escrow Shares in connection with a Capital Change (as defined in Section 8, below) shall be issued in the name of the Escrow Agent or its nominee and deposited with the Escrow Agent to be held in escrow as additional Escrow Shares along with the corresponding Escrow Shares previously deposited. Any non-cash dividends or distributions of securities or other property paid on the Escrow Shares (other than in connection with a Capital Change) shall be deposited with the Escrow Agent to be held in escrow as additional Escrow Shares along with the corresponding Escrow Shares previously deposited (any such non-cash dividends or distributions of securities or other property shall be referred to herein as “Additional Escrow Property”).
          (d) If the Escrow Shares are reclassified, converted or changed into, or exchanged for securities or other property pursuant to a merger, consolidation or other reorganization of Parent after the Effective Time, then such reclassified shares or securities or other property, as the case may be, shall be deposited with the Escrow Agent to be held in escrow and released from escrow and/or disbursed to Parent, as the case may be, in conjunction with the terms of this Agreement at the same time and in the same respective amounts as the related Escrow Shares, assuming for this purpose that such reclassification, merger, consolidation or other reorganization had not been effected.
     5. Tax Matters.
          (a) The parties agree solely for U.S. Tax purposes and, to the extent permitted by applicable Law, state and local Tax purposes, (i) the Escrow Shares shall be treated as issued to the Company Stockholders, (ii) the Company Stockholders shall be treated as receiving the Escrow Shares on the Closing Date, (iii) the Company Stockholders, as owners of the Escrow Shares for Tax purposes, shall be responsible for any Taxes related to (x) the Escrow Shares, (y) any dividend or other distribution on the Escrow Shares, whether in the form of securities or cash, or (z) any interest and earnings from the investment and reinvestment of any dividends or other distribution on the Escrow Shares (such items (y) and (z) collectively, “Escrow Earnings”), and (iv) the Escrow Agent does not have any interest in the Escrow Shares or Escrow Earnings. In accordance with its respective share of the Escrow Earnings, each Company Stockholder shall report on its respective Tax Returns and be liable for the payment of, and shall pay when due, all Taxes upon the Escrow Earnings. For Tax reporting purposes, all Escrow Earnings in any Tax year shall be reported as allocated to the Company Stockholders (in accordance with each Company Stockholder’s ownership of Escrow Shares as described in Schedule A hereto (as adjusted to include any Capital Change (as defined below) and/or any dividends or other distributions paid or made thereon)) until the release of the Escrow Shares to the Company Stockholders or the disbursement of the Escrow Shares to Parent. The Escrow Agent shall report all Escrow Earnings on Form 1099 or other appropriate forms with respect to each calendar year during the term of this Agreement in a manner consistent with the provisions of this Section 5(a).

          (b) Each Company Stockholder agrees to complete, sign and send to the Escrow Agent, a Form W-9, or Form W-8, as applicable, and any other forms and documents that the Escrow Agent may reasonably request for Tax reporting purposes. Moreover, each Company Stockholder acknowledges and agrees that, in the event the Escrow Agent is required to withhold any Taxes, the Escrow Agent shall, upon direction from Parent in its sole discretion, either obligate the Company Stockholder to pay such portion of the Escrow Earnings to the Escrow Agent or remove such portion from the Escrow Earnings as is required to be remitted to the IRS in compliance with the Code or to any other applicable Tax authority.
     6. Indemnification Claims.
          (a) Parent (on behalf of any Parent Indemnified Party) may, in accordance with the provisions of Article 9 of the Merger Agreement, from time to time deliver to the Stockholder Representative, with contemporaneous delivery to the Escrow Agent, a Claim Notice pursuant to Section 9.3(b) of the Merger Agreement containing (i) a description and, if known, the estimated amount of any Indemnifiable Losses incurred or reasonably expected to be incurred by the Parent Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by Parent, and (iii) a demand for payment of the Claimed Amount.
          (b) Within 20 days after delivery of a Claim Notice, pursuant to Section 9.3(c) of the Merger Agreement, the Stockholder Representative will deliver to Parent, with contemporaneous delivery to the Escrow Agent, a Response, in which the Stockholder Representative will:
               (i) agree that the Parent Indemnified Party is entitled to receive all of the Claimed Amount, in which event the Escrow Agent will promptly disburse the Claimed Amount to Parent from and to the extent of the Escrow Fund pursuant to Section 6(e) hereof;
               (ii) dispute that the Parent Indemnified Party is entitled to receive all of the Claimed Amount, but agree that the Parent Indemnified Party is entitled to receive the Agreed Amount (a “Partial Objection Notice”), in which event the Escrow Agent will promptly disburse the Agreed Amount to Parent from and to the extent of the Escrow Fund pursuant to Section 6(e) hereof; or
               (iii) dispute that the Parent Indemnified Party is entitled to receive any of the Claimed Amount (an “Objection Notice”).
          (c) If the Stockholder Representative fails to deliver a Response to Parent within 20 days after delivery of the Claim Notice, then the Stockholder Representative will be deemed to have irrevocably accepted the Claim Notice and the Stockholder Representative will be deemed to have irrevocably agreed to the Claimed Amount. In such event, Parent will send written notice of such failure to the Escrow Agent, who will promptly disburse to Parent from and to the extent of the Escrow Fund the Claimed Amount pursuant to Section 6(e) hereof.
          (d) If a Partial Objection Notice or an Objection Notice is delivered by the Stockholder Representative in accordance with Sections 6(b)(ii) or 6(b)(iii) hereof, respectively,

then the Claimed Amount less the Agreed Amount, if any, will be treated as a disputed claim and the amount of such disputed claim will be held by the Escrow Agent as an undivided portion of the Escrow Fund (which amount will continue to be available to satisfy other Claim Notices), and the Escrow Agent will make disbursements with respect thereto only in accordance with the Escrow Agent’s receipt of joint written instructions executed by Parent and the Stockholder Representative with respect to such amount following the resolution of such disputed claim pursuant to Section 10.12 of the Merger Agreement.
          (e) Any indemnification of the Parent Indemnified Parties pursuant to Article 9 of the Merger Agreement will be effected by the disbursement to Parent of all or a portion of the Escrow Fund; provided, however, that to the extent the Escrow Fund includes Additional Escrow Property at the time of any such disbursement to Parent pursuant to this Section 6(e), such disbursement shall consist of amounts of Parent Common Stock and Additional Escrow Property in proportion to the relative value of each in the Escrow Fund at the time of disbursement. Each Escrow Share consisting of Parent Common Stock having a deemed value equal to the average of the last closing sale prices for Parent Common Stock on NASDAQ, as reported in The Wall Street Journal, over the five consecutive trading days ending two trading days immediately preceding such disbursement. The deemed value of Additional Escrow Property shall be determined as follows:
               (i) If such property consists of securities that are traded on a stock market, the per unit or share value of such securities shall be deemed to be the average of the last closing sale prices of such security on the primary stock exchange or other over-the-counter market on which such securities are listed or quoted over the five consecutive trading days ending two trading days immediately preceding such disbursement; and
               (ii) If such property does not consist of securities traded on a stock market, the value of such property shall be deemed to be its fair market value as mutually agreed upon by Parent and the Stockholder Representative; provided, however, that if Parent and the Stockholder Representative are unable to reach agreement on any valuation of such property or securities, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by Parent and the Stockholder Representative (or, if such selection cannot be agreed upon promptly, or in any event within 10 days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in Los Angeles, CA in accordance with its rules), the costs of which valuation shall be paid for by Parent.
     7. Distribution of Remaining Escrow Fund.
          (a) If not earlier distributed pursuant to Section 6 hereof, the Escrow Agent will distribute to the Company Stockholders on [ ], 20111 (the “First Release Date”) one-half of the Escrow Shares (the “First Release Date Shares”) on a pro rata basis in accordance with each Company Stockholder’s ownership of Escrow Shares as described in Schedule A, unless on or prior to such date the Escrow Agent has received one or more Claim Notices which have not been fully resolved or satisfied in accordance with Section 6; in which case the First Release

[1]	Six-month anniversary of the Closing Date.

Date Shares will be retained by the Escrow Agent in accordance with this Agreement until such unresolved or unsatisfied Claim Notices are settled in accordance with Section 6.
          (b) If not earlier distributed pursuant to Section 6 hereof, the Escrow Agent will distribute to the Company Stockholders on [ ], 20122 (the “Second Release Date”) the remaining portion of the Escrow Fund, if any, on a pro rata basis in accordance with each Company Stockholder’s ownership of Escrow Shares as described in Schedule A, unless on or prior to such date the Escrow Agent has received one or more Claim Notices which have not been fully resolved or satisfied in accordance with Section 6; in which case the remaining portion of the Escrow Fund, if any, will be retained by the Escrow Agent in accordance with this Agreement until such unresolved or unsatisfied Claim Notices are settled in accordance with Section 6.
     8. Capital Changes. The number of Escrow Shares to be released from escrow or disbursed to Parent, as the case may be, in accordance with this Agreement shall be adjusted from time to time to account for any stock dividends, stock splits, combinations or other similar recapitalizations affecting Parent Common Stock subsequent to the Effective Time (each such change, a “Capital Change”). In the event that a Capital Change occurs subsequent to the Effective Time and prior to the termination of this Agreement pursuant to Section 10, Parent shall ensure that the number of Escrow Shares to be released from escrow or disbursed to Parent, as the case may be, in accordance with this Agreement takes into account the change in number of Escrow Shares that occurred as a result of such Capital Change and is adjusted, where necessary, such that the number of Escrow Shares released from escrow or disbursed to Parent, as the case may be, in accordance with this Agreement is equal to that number of Escrow Shares that would be eligible for release or disbursement, as the case may be, had such Capital Change been given effect immediately prior to the Effective Time. In the event of a Capital Change after the Effective Time, Parent and the Stockholder Representative will prepare a revised Schedule A making proportional adjustments to the numbers of Escrow Shares thereon to appropriately reflect such Capital Change.
     9. Transfer of Escrow Shares. No portion of the rights and interests of the Company Stockholders in the Escrow Fund may be sold, assigned, pledged, distributed or otherwise transferred, without the prior written consent of Parent.
     10. Termination. This Agreement shall terminate upon the earliest to occur of the following events:
          (a) all Escrow Shares have been either released or disbursed in accordance with Sections 6 and 7; or
          (b) Parent and the Stockholder Representative agree in writing to terminate this Agreement, in which case the Escrow Agent shall distribute the Escrow Shares in accordance with the joint written instructions of Parent and the Stockholder Representative.
     11. Responsibilities and Liability of Escrow Agent.

[2]	One-year anniversary of the Closing Date.

          (a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent may perform its duties through its agents and affiliates. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between Parent, the Stockholder Representative, and/or any other third party which may be referred to herein or as to which the escrow relationship created by this Agreement relates.
          (b) Liability of Escrow Agent. Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in accordance with the provisions hereof, or in connection with either this Agreement or the Escrow Agent’s duties hereunder, has been duly authorized to do so, and (iii) in acting or refraining from acting in good faith when advised to act or refrain to act, as the case may be, by any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any investment made under circumstances not constituting bad faith, willful misconduct or gross negligence.
          Without limiting the generality of the foregoing, it is hereby agreed that in no event will the Escrow Agent and its agents and affiliates be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s performance of services hereunder, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.
          In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Section 6(d) hereof. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of Parent as provided in Sections 11(c) or 11(d) hereof, institute or defend such proceedings.

          (c) Indemnification of Escrow Agent. Parent agrees to indemnify the Escrow Agent and its officers, directors, employees, agents, affiliates, successors and assigns for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or its officers, directors, employees, agents, affiliates, successors and assigns or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.
          (d) Authority to Interplead. The parties hereto authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute hereunder, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.
          (e) No Representations. The Escrow Agent makes no representations as to the validity, value, genuineness, or the collectibility of any security or other document or instrument held by or delivered to the Escrow Agent by or on behalf of the parties hereto.
     12. Removal and Resignation of Escrow Agent.
          (a) Removal. Parent and the Stockholder Representative acting together shall have the right to terminate the appointment of the Escrow Agent at any time by giving no less than thirty (30) calendar days’ prior written notice of such termination to the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depositary. Parent and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company or other financial institution as successor Escrow Agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Parent and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.
          (b) Resignation. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) calendar days’ prior written notice of such resignation to Parent and the Stockholder Representative, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository. In the event of such resignation, Parent and the Stockholder Representative agree that they will jointly appoint a banking corporation, trust company, or other financial institution as successor Escrow Agent within thirty (30) calendar days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from Parent and the Stockholder Representative designating the successor Escrow Agent. The Escrow Agent shall deliver all of the Escrow Fund to such successor Escrow Agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor Escrow Agent shall be bound by all of the provisions hereof.
     13. General.
          (a) Accounting. Upon each release or disbursement of any of the Escrow Shares in the Escrow Fund or the termination of this Agreement, the Escrow Agent shall render to Parent and the Stockholder Representative an accounting in writing of the Escrow Fund and all distributions therefrom.
          (b) Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 11(b) and 11(c) hereof shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.
          (c) Escrow Agent Fees. The Escrow Agent shall charge a one-time administrative fee of $[ ], and Parent shall be solely liable for the payment of such fee.
          (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally by commercial courier service, federal express or otherwise or (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day), of transmission, by telecopier, or facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent, to it at:
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01605
Attn: Chief Executive Officer
Facsimile: 508-767-3862
with separate copies thereof addressed to (which shall not constitute notice to Parent):
Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Christopher J. Melsha
Facsimile: 612-492-7077
If to the Stockholder Representative, to him at:
Robert E. Kennedy
9450 E. Larkspur Dr.
Scottsdale, AZ 85260

with separate copies thereof addressed to (which shall not constitute notice to the Stockholder Representative):
Snell & Wilmer L.L.P.
One Arizona Center
400 East Van Buren St.
Phoenix, AZ 85004
Attn: Daniel M. Mahoney
Facsimile: 602-382-6070
If to the Escrow Agent, to it at:
[ESCROW AGENT]
[ADDRESS]
          (e) Modifications; Waiver. This Agreement may not be amended, altered or modified without the express prior written consent of each of the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.
          (f) Further Assurances. If at any time the Escrow Agent shall consider or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby, the parties hereto shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions hereof.
          (g) Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties hereto. Neither Parent nor the Stockholder Representative may assign this Agreement or any of its rights, interests or obligations without the prior written approval of the other parties. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to Parent and the Stockholder Representative, the Escrow Agent may assign this Agreement to an affiliated or successor trust company or other qualified bank entity.
          (h) Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation hereof.
          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent, the Stockholder Representative and the Escrow Agent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.
          (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

RXI PHARMACEUTICALS CORPORATION
By:
Name:
Title:

ROBERT E. KENNEDY, as Stockholder Representative
By:

[ESCROW AGENT], as Escrow Agent
By:
Name:
Title: